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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CLARIENT, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 7, 2008

Dear Clarient Shareholders,

        This year we will begin our fourth year of operations under the name "Clarient"...a company dedicated to improving the lives of those with cancer by bringing clarity to a complex disease. As we enter our fourth year operating under this name as a transformed company, understanding where we've come from and how we have gotten here can be a good lesson for us all and allows us to remain confident in our future despite the lofty goals we have set for ourselves.

        On November 29, 2004, we received our license to commence operations as a full service laboratory from the state of California, and in January 2005, we initiated the full market launch of our breast cancer service offering. Many said we couldn't compete with the larger labs and that our business model wasn't sustainable. The "Goliaths" were many and, after all, Clarient was "too small to impact the market." Thank goodness we didn't listen to the skeptics. Instead, we focused our energies on finding "five good stones," taking aim at the market (and the giants) and making our mark in a significant way.

        Today we have earned a solid share of the fragmented breast cancer testing send-out market. In addition, we have established a rapidly growing leukemia and lymphoma business, and our recently launched colon cancer program is gaining momentum. From a standing-start three years ago, we have managed to establish solid customer relationships with over 600 pathology and oncology practices nationwide, and we continue to enhance and deepen those relationships. We have invested in building a powerful commercial engine which has delivered sequential revenue growth in every quarter since the new management team came on board a little more than three years ago. I believe we are well-positioned to continue our growth as we enter 2008. We have achieved these results by staying true to our mission of collaborating with community pathologists to ensure that patients, no matter where they reside in the U.S., have access to our high quality, cutting edge diagnostic capabilities. Cancer is a "local" disease, and patients deserve the opportunity to resolve their disease locally with the best possible care.

        In 2007, Clarient handled over 70,000 patient cases, testimony that we have achieved our goal of establishing a solid foundation in high value cancer reference testing. In 2008, we intend to continue to add breadth to our cancer offering by initiating new programs such as our program for colon cancer and by launching the Clarient Insight™ Dx Breast Cancer Profile, which represents the first new novel marker to our portfolio of cancer services. We also plan to expand our menu utilizing our newly filed patents for "oncogenic signatures" which map the various signaling pathways for some of the major cancers. We expect that extensions of our testing menu such as these will ultimately result in increasing the number of services that we provide per customer, and in our ability to continue to grow our customer base.

        Earlier this year, we entered into an exclusive license arrangement to commercialize the Clarient Insight Dx Breast Cancer Profile. We are excited about the pending launch of this new novel marker, which may be the most powerful addition to our cancer testing menu to date and represents the first product in our Insight Dx program. Today, a majority of women who have estrogen receptor positive cancers receive a standard treatment which includes some level of chemotherapy. A significant number of these women will not benefit from that treatment, yet face the unfortunate side effects and negative impact on their quality of life. We believe our test will assist physicians in providing advice on whether chemotherapy is the right treatment choice. Our goal is to educate health care service providers on the value of the new test during 2008, and to commence a full market launch in the second half of the year.

        2008 promises to be an exciting year for Clarient...a year in which we aim to continue our growth in revenue and expect to see significant traction toward our financial goals. Set forth below are some key milestones that we aim to achieve during 2008 so that you can monitor our progress:

  •
  Launch the Clarient Insight Dx Breast Cancer Profile

  •
  Continue revenue growth by, among other things, increasing "same store sales" of new menu offerings and by expanding our customer base

  •
  Strengthen our balance sheet by restructuring our debt

  •
  Achieve 30-40% revenue growth versus our fiscal year 2007 revenue

  •
  Reach break-even in cash flow from operations with respect to one or more quarterly periods

        As you can see, Clarient has come a long way from a company focused solely on instrument systems sales to an emerging leader in cancer characterization and assessment testing. For those who have been here since the beginning, thank you for your patience and continued support. For those of you who are new, I welcome you as Clarient shareholders. I believe Clarient's future remains bright, and I look forward to discussing our progress in achieving these milestones during our quarterly calls throughout 2008.

Taking Cancer Personally, I remain,

Ronald A. Andrews
Chief Executive Officer and Vice Chairman
Clarient, Inc.

This letter contains forward-looking statements regarding Clarient, Inc. (the "Company") that involve risks and uncertainty. Future events and the Company's actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company's ability to continue to develop and expand its diagnostic services business, the Company's ability to effectively market the Clarient Insight Dx Breast Cancer Profile and market acceptance of the new test, the ability of the Company to obtain and maintain necessary regulatory approvals to commercialize the Clarient Insight Dx Breast Cancer Profile (including FDA clearance if determined by the FDA to be necessary or if, as expected, the FDA adopts current proposed guidance to regulate certain in vitro diagnostic devices such as the Clarient Insight Dx Breast Cancer Profile), the Company's ability to expand and maintain a successful sales and marketing organization, the Company's ability to maintain compliance with financial and other covenants under its credit facilities, the Company's ability to successfully restructure its balance sheet, the continuation of favorable third party payer reimbursement for laboratory tests, the Company's ability to obtain additional financing on acceptable terms or at all , unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company's ability to fund development of new diagnostic tests and novel markers and the amount of resources the Company determines to apply to novel marker development and commercialization, the Company's ability to obtain additional financing if required on favorable terms or at all, failure to obtain FDA clearance or approval for particular applications, the Company's ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, the reaction of third parties to our "going concern" audit opinion and the impact it may have on our operations, and risks detailed from time to time in the Company's SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above. Clarient undertakes no obligation to publicly update or revise any forward-looking statements or other information contained in this letter.

31 Columbia
Aliso Viejo, CA 92656

Phone:	(949) 425-5700
Toll-Free:	(888) 443-3310
Fax:	(949) 425-5701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Clarient, Inc. (the "Company").

When:	8:30 a.m. (local Pacific time) on Wednesday, June 18, 2008
Where:	Clarient, Inc. 31 Columbia Aliso Viejo, CA 92656 (Directions are included on the last page of this Proxy Statement)
Items of Business:	1.
To elect Ronald A. Andrews, Peter J. Boni, James A. Datin, Michael J. Pellini, M.D., Frank P. Slattery, Jr., Dennis M. Smith, Jr., M.D., Gregory D. Waller, Jon R. Wampler and Brian J. Sisko to serve on the Company's board of directors until the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified (Item 1 on proxy card).
	2.	To consider a proposal to approve an amendment to the Certificate of Incorporation to increase the number of shares of authorized common stock (Item 2 on proxy card).
	3.	To consider a proposal to ratify the appointment of KPMG LLP as Clarient's independent registered public accounting firm for the fiscal year ending December 31, 2008 (Item 3 on the proxy card).
	4.	To consider such other business as may properly come before the meeting.

We also will report on our 2007 business results and other matters we believe will be of interest to our stockholders. You will have an opportunity at the meeting to ask questions, make comments, and meet our management team.
Record Date:	You are entitled to vote if you were a stockholder of record at the close of business on April 25, 2008.

We consider your vote important, no matter how many shares you hold, so please submit your proxy or voting instructions as soon as possible so that your shares will be represented at the meeting.

Please contact James V. Agnello, Chief Financial Officer of Clarient at (949) 425-5700 with any questions or concerns.

By Order of the Board of Directors,

Ronald A. Andrews Chief Executive Officer and Vice Chairman
May 7, 2008

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
OF CLARIENT, INC.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSAL

  Q:    Why am I receiving these materials?

        A:    This Proxy Statement, proxy card, and our Annual Report for the year ended December 31, 2007 are being mailed to stockholders of Clarient, Inc. (which we sometimes refer to as "Clarient," the "Company," "we," "our," or "us") on or about May 19, 2008 in connection with the solicitation of proxies for the Company's 2008 Annual Meeting of Stockholders, which will take place on June 18, 2008 (the "Annual Meeting"). As a Clarient stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. Admission tickets are not required. This Proxy Statement contains detailed information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and the most highly paid executive officers, and certain other required information.

  Q:    Who is soliciting proxies for the annual meeting?

        A:    Proxies are being solicited on behalf of the Board of Directors of Clarient (which we sometimes refer to as the "Board").

  Q:    What is being voted on?

        A:    Clarient stockholders will vote on the following items at the meeting:

    1.
    the election of nine directors who have been nominated to serve on our Board of Directors

    2.
    the approval of an amendment to Clarient's Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 150,000,000

    3.
    the ratification of the appointment of KPMG LLP as Clarient's independent registered public accounting firm for the fiscal year ending December 31, 2008

    4.
    to consider such other business as may properly come before the meeting

  Q:    Who is entitled to vote?

        A:    Only stockholders of record as of the close of business on the record date may vote at the Annual Meeting.

  Q:    What is the record date for the meeting?

        A:    The record date for determining the Clarient stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting is April 25, 2008.

  Q:    How many shares can vote?

        A:    On April 25, 2008, there were 72,276,438 shares of Clarient common stock issued and outstanding. Every holder of common stock is entitled to cast one vote for each share of common stock held as of the record date.

  Q:    How does the Board recommend I vote on these proposals?

        A:    The Board recommends that you vote

    •
    FOR the election of each nominee to serve as directors until the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified

    •
    FOR the approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 150,000,000

    •
    FOR the ratification of the appointment of KPMG LLP as Clarient's independent registered public accounting firm for the fiscal year ending December 31, 2008

  Q:    How do I vote?

        A:    The enclosed proxy card describes three ways to vote, in addition to attending the meeting and voting your shares in person. You can vote:

    •
    by telephone

    •
    via the Internet; or

    •
    by completing, signing and returning a signed proxy card in the envelope provided

        Your vote by telephone or Internet will help us save money. If you vote by telephone or Internet, you do not need to return your proxy card.

        Even if you plan to attend the Annual Meeting and vote in person, please complete, sign and return your proxy card or cast your vote by telephone or over the Internet as described on the enclosed proxy card. That way, if you plan to attend the meeting but are unable to do so for any reason, your shares will still be represented at the meeting.

        If you later decide to attend the meeting and want to vote in person, you may do so. If your shares are registered in your name and you want to vote at the meeting, no additional forms will be required. If your shares are held for you in the name of a bank, broker, or other nominee holder, you will have to obtain a legal proxy from the nominee holder to vote your shares at the meeting, as described below.

  Q:    What if I hold my Clarient shares in a brokerage account?

        A:    If you hold your shares through a bank, broker, or other nominee holder, you should receive a voting instruction form directly from your nominee describing how to vote your shares. In most cases, the form will offer you three ways to vote:

    •
    by telephone

    •
    via the Internet; or

    •
    by completing and returning the voting instruction form to your bank, broker or other nominee holder

        You should carefully follow any instructions sent by your nominee holder to ensure that your instructions are received and your votes are cast as directed.

        Please note that if your shares are held for you by a nominee and you wish to vote in person at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form.

        If you and other residents at your mailing address own shares of Clarient stock in street name, your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice is known as "householding." Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or bank will send only one copy of our Annual Report and Proxy Statement to your address. Each stockholder in your household will continue to receive a separate voting instruction form.

        If you would like to receive your own set of our Annual Report and Proxy Statement in the future, or if you share an address with another Clarient stockholder and together both of you would like to receive only a single set of Clarient annual disclosure documents, please contact Broadridge by telephone at 800-542-1061. Be sure to provide your name, the name of your brokerage firm or bank, and your account number. The revocation of your consent to householding should be effective 30 days following receipt of your instructions.

        If you did not receive an individual copy of this year's Annual Report or Proxy Statement, we will send a copy to you if you address a written request to Clarient, Inc., Attention: Investor Relations, 31 Columbia, Aliso Viejo, CA 92656 or call 888-443-3310.

        Q:    What if I sign and return my proxy card or voting instruction form but don't specify how I want my votes to be cast?

        A:    If you sign and return your proxy card but do not mark any boxes showing how you wish to vote, the proxy designated on the card, Ronald A. Andrews, our Chief Executive Officer, or James V. Agnello, our Chief Financial Officer, will vote your shares:

    •
    "FOR" the election of each of the nominees for director named on the proxy card;

    •
    "FOR" the approval to amend the Company's Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 150,000,000;

    •
    "FOR" the ratification of the appointment of KPMG LLP as Clarient's independent registered public accounting firm for the fiscal year ending December 31, 2008; and

    •
    in such individual's discretion, on all other matters which might come before the meeting.

  Q:    What if I vote or return a proxy and later want to change my vote?

        A:    If your shares are registered in your name, you may change your vote at any time before the meeting in one of four ways. You may:

    •
    notify our Corporate Secretary in writing that you want to change your vote and specify the change;

    •
    vote in person at the meeting;

    •
    submit a proxy card dated later than your prior vote; or

    •
    re-vote by telephone or via the Internet

You may send written notices to our Corporate Secretary at our offices at:

  31 Columbia
  Aliso Viejo, CA 92656
  Attention: James V. Agnello
  Fax: (949) 425-5865

        Please note that if you hold your shares through a bank, broker, or other nominee holder and you wish to change your vote, you must deliver your change to that nominee. Remember that if a nominee holds your shares for you and you wish to vote in person at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form.

  Q:    Can I revoke my proxy after I return it?

        A:    Yes. You can revoke your proxy at any time before the meeting by sending a written revocation or a later dated proxy to our Corporate Secretary at the address specified above.

  Q:    What vote is required to elect directors?

        A:    Assuming a quorum is present at the meeting, the nine nominees who receive the highest number of votes will be elected as directors. Abstentions and instructions withholding authority to vote for one or more nominees will result in those nominees receiving fewer votes, but will not count as votes against a nominee. Safeguard Scientifics, Inc. (together with its affiliates, "Safeguard") owned approximately 61% of our outstanding common stock on the record date. Safeguard has advised the Company that it intends to vote its shares of Clarient common stock for the election of each of the nominees. If Safeguard does in fact vote its shares for these nominees, they will receive the necessary number of votes to be elected.

        Q:    What vote is required to approve the amendment to the Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 150,000,000?

        A:    The affirmative vote of the holders of a majority of the outstanding shares of Clarient common stock is required to approve the amendment to Clarient's Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 150,000,000 (the "Charter Amendment"). Abstentions and broker non-votes will have the same effect as negative votes. Safeguard has advised the Company that it intends to vote its shares of Clarient common stock for the approval of the Charter Amendment. If Safeguard does in fact vote its shares for approval of the Charter Amendment, the Charter Amendment will receive the necessary number of votes to be approved.

  Q:    What vote is required to ratify KPMG as Clarient's independent auditor?

        A:    Assuming a quorum is present at the meeting, ratification of the appointment of KPMG LLP as Clarient's independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes. Broker non-votes are not counted for the purposes of ratifying KPMG as Clarient's independent auditor and, therefore, have no effect on the proposal, assuming a quorum is present. Safeguard has advised the Company that it intends to vote its shares of Clarient common stock for the ratification of KPMG as Clarient's independent auditor. If Safeguard does in fact vote its shares for such ratification, KPMG will receive the necessary number of votes to be ratified.

  Q:    What is a quorum?

        A:    A quorum is the number of shares of capital stock of a corporation that must be represented in person or by proxy in order to transact business. In order to transact business at the meeting, Delaware law generally requires that a majority of the outstanding Clarient stock entitled to vote must be represented in person or by proxy.

  Q:    Who will count the votes?

        A:    A duly sworn representative of BNY Mellon Shareowner Services will count the votes and act as the inspector of elections at the meeting.

  Q:    What does it mean if I get more than one proxy card?

        A:    Your shares may be registered under more than one name, address or account. If so, you will need to return each proxy card or voting instruction form you receive (or vote by telephone or over the Internet) by following the instructions on the card in order to ensure that all of your shares, however held, are voted. We encourage you to have all accounts registered in the exact same name and address

(whenever possible). Registered stockholders may obtain information about how to do this by contacting BNY Mellon Shareowner Services, our transfer agent, at:

  Mark Cano
  BNY Mellon Shareowner Services
  400 South Hope Street, 4th Floor
  Los Angeles, CA 90071
  Phone: (213) 553-9726
  Fax: (213) 553-9735

        If you provide BNY Mellon Shareowner Services with photocopies of the proxy cards that you receive or with the account numbers that appear on the proxy cards, combining your accounts and share holdings will be easier to accomplish.

        You also can find information on transferring shares and other useful stockholder information on our transfer agent's website at www.bnymellon.com/shareowner/isd.

  Q:    What happens if I abstain from voting or don't give voting instructions to my broker?

        A:    If you submit a properly executed proxy, your shares will be counted in determining whether a quorum is present, even if you abstain from voting or withhold authority to vote on a particular proposal. If you abstain from voting or withhold authority to vote in the election of directors, doing so will have no effect on the election, because the nine nominees who receive the greatest number of votes, regardless of the actual number of votes cast, will be elected as directors.

  Q:    What is a "broker non-vote" and how are they counted?

        A:    A so-called "broker non-vote" occurs when banks, brokers or other nominee holders return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter or have not received specific voting instructions from the stockholder for whom they are holding shares.

        On certain "routine" matters (such as the election of directors, increases in authorized common stock for general corporate purposes and ratification of independent auditors), a broker or other nominee holder has discretionary voting power to vote the shares on the stockholder's behalf without receiving instructions. However, nominee holders do not have discretionary authority to vote on "non-routine" matters and therefore cannot vote without receiving specific voting instructions. The NASDAQ Capital Market has no published rules or standards that specify whether elections of directors are considered "routine," although elections of directors generally are considered "routine."

        If a broker fails to return a valid proxy, the votes represented by that proxy are not counted in determining whether a quorum is present, nor do those shares affect any proposals requiring a percentage of the votes cast or a specific percentage of the shares present and authorized to be cast. If the broker returns a valid proxy without marking a vote or abstaining, the votes represented by the proxy will be counted in determining whether a quorum is present and any designated proxies named in the card would be entitled to exercise discretionary voting power if the proxy card so provides. The proxy card for the Annual Meeting grants such discretionary voting power to Ronald A. Andrews, Chief Executive Officer or James V. Agnello, Chief Financial Officer. If the broker returns a proxy after crossing out a "non-routine" proposal as to which the broker cannot exercise discretionary voting power and has not received voting instructions, the shares represented by the proxy will be counted in determining whether a quorum is present but will not be counted as shares entitled to vote on the proposal. Therefore, broker-non-votes on any "non-routine" matters would have the effect of reducing the number of shares necessary to constitute a majority of the shares present and entitled to vote on the proposal, but otherwise would not be counted as votes either for or against the proposal.

  Q:    Are there any expenses associated with soliciting proxies for the Annual Meeting?

        A:    Yes. The Company will bear the expense of soliciting proxies for the Annual Meeting and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes at this time. Officers and other employees of Clarient may solicit proxies in person or by telephone, although there are no contracts or arrangements to do so. Any such officers or other employees will receive no special compensation for soliciting proxies.

  Q:    What is a stockholder proposal?

        A:    A stockholder proposal is a recommendation or requirement from a stockholder that Clarient or our Board of Directors take action on a matter that the stockholder intends to present at a meeting of stockholders. However, under applicable Securities and Exchange Commission ("SEC") rules, we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

  Q:    Can anyone submit a stockholder proposal?

        A:    To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1% of our common stock, for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

        Q:    If I wish to submit a stockholder proposal for the Annual Meeting in 2009, what action must I take?

        A:    If you wish us to consider including a stockholder proposal in the Proxy Statement and form of proxy for the Annual Meeting in 2009, you must submit the proposal, in writing, so that our Corporate Secretary receives it no later than January 18, 2009. In addition, the proposal must meet the requirements for stockholder proposals established by the SEC.

  Send your proposal to:

  James V. Agnello
  Chief Financial Officer
  Clarient, Inc.
  31 Columbia
  Aliso Viejo, CA 92656

        If you wish to present a proposal at the Annual Meeting in 2009 that has not been included in the 2009 Proxy Statement, the persons named as proxies in the proxies solicited by our Board of Directors will be allowed to use their discretionary authority to vote on your proposal unless notice of your proposal has been received by our Corporate Secretary at least 45 days before the first anniversary of the date this year's Proxy Statement is mailed to stockholders. We expect to mail the Proxy Statement on or about May 19, 2008, which would mean that notice of your proposal would have to be received by April 4, 2009.

  Q:    Who is Clarient's largest stockholder?

        A:    Safeguard is our largest stockholder and beneficially owned approximately 61% of outstanding Clarient common stock as of April 25, 2008, assuming the exercise of warrants exercisable within 60 days of April 25, 2008.

        In addition, directors and executive officers beneficially owned a total of approximately 2% of outstanding Clarient common stock as of April 25, 2008, assuming the exercise of options exercisable within 60 days of April 25, 2008.

PROPOSALS

PROPOSAL ONE: ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

        The Company's Bylaws provide that the Board of Directors shall consist of one or more members, as determined from time to time by resolution of the Board of Directors. The Board has set the number of directors at nine, and presently consists of eight directors. Directors are elected annually and serve a one-year term. On the recommendation of the Corporate Governance Committee, the Board has nominated all eight of the Company's current directors, Ronald A. Andrews, Peter J. Boni, James A. Datin, Michael J. Pellini, M.D., Frank P. Slattery, Jr., Dennis M. Smith, Jr., M.D., Gregory D. Waller, and Jon R. Wampler, for re-election at the Annual Meeting. In addition, on recommendation of the Corporate Governance Committee, the Board has nominated Brian J. Sisko to serve as a director. With the exception of Mr. Sisko, each of these directors was elected by the Company's stockholders at the annual meeting held in 2007. Due to its beneficial ownership of approximately 61% of Clarient's outstanding common stock, Safeguard has the power to elect all of the directors of the Company, although Safeguard has contractually agreed with the Company that a majority of the board of directors will consist of individuals not specifically designated by Safeguard.

        You will find detailed information on each nominee below. Each nominee has consented to act as a director if elected. If any director nominee is unable to stand for election at the Annual Meeting, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voted for the original director candidate will be cast for the substituted candidate. Proxies may not be voted for more than the nine nominees named.

        The Board recommends a vote FOR the election of each nominee. The nine nominees who receive the highest number of affirmative votes will be elected as directors. Safeguard has advised the Company that it intends to vote its shares of Clarient common stock for the election of each of the nominees.

Nominees for Director

RONALD A. ANDREWS	Director since 2004

Age 48

        Mr. Andrews has been Clarient's Chief Executive Officer since July 2004 and Vice Chairman since April 2008. He also served as Clarient's President from July 2004 through April 2008. Mr. Andrews was Senior Vice President of Global Marketing and Commercial Business Development at Pleasanton, California-based Roche Molecular Diagnostics from 2002 to 2004. In that role, he developed and led the strategic execution for all diagnostic commercial operations. This included the oversight of five Business Sector Vice Presidents responsible for all aspects of global marketing and business development in the areas of blood screening, virology, women's health, microbiology and automation/emerging diagnostics. Mr. Andrews was also responsible for executive direction of all marketing functions, directed the development of the 10-year Strategic Plan for the organization and completed the reorganization of commercial operations during that period. From 2000 to 2002, Mr. Andrews held two senior executive positions with Indianapolis-based Roche Diagnostics Corporation. As Vice President, U.S. Commercial Operations, Molecular Diagnostics, he directed sales, marketing, technical field support and product development activities and was responsible for United States commercial strategy development for the clinical laboratory market. Prior to that, as Vice President, Marketing, U.S. Commercial Operations, he was responsible for planning and directing all aspects of the Roche U.S. Laboratory Systems Commercial Operations Marketing which included the clinical chemistry, immunochemistry, hematology, near patient testing and molecular markets. From 1995 to 2000,

Mr. Andrews was Vice President of Atlanta-based Immucor, Inc. where he helped lead the transition of that company from a reagent manufacturer to an instrument systems company. Prior to Immucor, he spent almost 10 years in management positions of increasing responsibility at Chicago-based Abbott Diagnostics, culminating in the position of Senior Marketing Manager, Business Unit Operations. Mr. Andrews earned a Bachelor's degree in Biology and Chemistry from Spartanburg, South Carolina-based Wofford College in 1981 and participated extensively in the executive development programs at both Roche and Abbott Labs.

PETER J. BONI	Director since 2005

Age 62

        Mr. Boni has been President and Chief Executive Officer and a director of Safeguard Scientifics, Inc. since August 2005. Prior to joining Safeguard, Mr. Boni was an Operating Partner for Advent International, Inc., a global private equity firm with $10 billion under management, from April 2004 to August 2005; Chairman and Chief Executive Officer of Surebridge, Inc., an applications outsourcer serving the mid-market, from March 2002 to April 2004; Managing Principal of Vested Interest LLC, a management consulting firm, from January 2001 to March 2002; and President and Chief Executive Officer of Prime Response, Inc., an enterprise applications software provider, from February 1999 to January 2001. Mr. Boni holds a B.A. from the University of Massachusetts at Amherst.

JAMES A. DATIN	Director since 2005

Age 45

        Mr. Datin joined Safeguard as Executive Vice President and Managing Director, Life Sciences Group in September 2005. Mr. Datin served as Chief Executive Officer of Touchpoint Solutions, Inc., a provider of software that enables customers to develop and deploy applications, content and media on multi-user interactive devices, from December 2004 to June 2005; Group President in 2004 and Group President, International, from 2001 to 2003, of Dendrite International, Inc., a provider of sales, marketing, clinical and compliance solutions and services to global pharmaceutical and other life sciences companies; Group Director, Corporate Business Strategy and Planning at GlaxoSmithKline, from 1999 to 2001, where he also was a member of the company's Predictive Medicine Board of Directors that evaluated acquisitions and alliances; and Chief Executive Officer of Isuta Holdings Berhad, a publicly traded distributor and manufacturer of medical and clean room products, from 1997 to 1999. His prior experience also includes international assignments with and identifying strategic growth opportunities for E Merck and Baxter. Mr. Datin is a director and Chairman of the Board of Clarient.

MICHAEL J. PELLINI, M.D.	Director since 2007

Age 42

        Dr. Pellini has been Chief Operating Officer of Clarient since September 2007 and President of Clarient since April 2008. Dr. Pellini was previously a senior member of Safeguard Scientifics, Inc.'s Life Sciences Group from February 2007 until April 2008. Prior to joining Safeguard, Dr. Pellini was Chief Operating Officer for Lakewood Pathology Associates, Inc., a national anatomical pathology company that provides comprehensive molecular and pathology services tailored toward the outpatient needs of surgical sub-specialists (April 2005 to December 2006). Prior to that, Dr. Pellini was an Entrepreneur in Residence at BioAdvance, the Biotechnology Greenhouse of Southeastern Pennsylvania, where he was responsible for reviewing and evaluating seed stage investment proposals

(September 2004 to April 2005). From June 1999 to February 2004, Dr. Pellini served as President and Chief Executive Officer of Genomics Collaborative, Inc., a Boston-based biotech firm that was acquired by SeraCare Life Sciences, Inc. in 2004. Dr. Pellini is a native of the greater Philadelphia region. He trained as a primary care physician in the Thomas Jefferson University Health System. Before attending medical school, he worked in the investment banking industry in both Philadelphia and Sydney, Australia. Dr. Pellini earned a Medical Degree from Jefferson Medical College of Thomas Jefferson University in Philadelphia, a Masters in Business Administration Degree from Drexel University in Philadelphia and a Bachelor's Degree in Economics from Boston College in Massachusetts.

BRIAN J. SISKO

Age 47

        Mr. Sisko has been Senior Vice President and General Counsel of Safeguard Scientifics, Inc. since August 2007. Prior to joining Safeguard, Mr. Sisko served as Chief Legal Officer, Senior Vice President and General Counsel of Traffic.com (at the time, a public company), a former partner company of Safeguard that is a leading provider of accurate, real-time traffic information in the United States, from February 2006 until June 2007 (following its acquisition by NAVTEQ Corporation in March 2007); Chief Operating Officer from February 2005 to January 2006 of Halo Technology Holdings, Inc., a public holding company for enterprise software businesses (Halo Technology Holdings filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in August 2007); ran B/T Business and Technology, an advisor and strategic management consultant to a variety of public and private companies, from January 2002 to February 2005; and was a Managing Director from April 2000 to January 2002, of Katalyst, LLC, a venture capital and consulting firm. Mr. Sisko also previously served as Senior Vice President—Corporate Development and General Counsel of National Media Corporation, at the time a New York Stock Exchange-listed multi-media marketing company with operations in 70 countries, and as a partner in the corporate finance, mergers and acquisitions practice group of the Philadelphia-based law firm, Klehr, Harrison, Harvey, Branzburg & Ellers LLP.

FRANK P. SLATTERY, JR.	Director since 2003

Age 70

        Mr. Slattery has served as President of Quintus Corporation, an originator of new companies utilizing science from several universities, since June 1994. Prior to March 1994, Mr. Slattery served as a Director, President and Chief Executive Officer of LFC Financial Corporation, a diversified financial corporation. Mr. Slattery is a trustee and a member of the Executive Committee and Finance Committee of the Jefferson Health System, Inc. and Chairman of the Board of Main Line Health. He also serves as a trustee and Chairman of the Board of Riddle Health System. He is Chairman of the Board and a member of the Governance Committee of PolyMedix, Inc. (OTC: PYMX). In addition, Mr. Slattery is a director of numerous private companies, primarily engaged in technology ventures. Mr. Slattery received an A.B. degree from Princeton University and a J.D. degree from the University of Pennsylvania Law School.

DENNIS M. SMITH, JR., M.D.	Director since 2006

Age 56

        Dr. Smith provides consulting and management services to the healthcare industry and to venture capital firms. Dr. Smith has over 25 years of experience in healthcare management, outreach laboratory, pathology, laboratory medicine, and blood banking. He is a board-certified clinical and anatomic pathologist and transfusion medicine specialist. From 1997-2005, Dr. Smith served on the executive management team and Board of Directors of AmeriPath, Inc., a provider of diagnostic laboratory services. While at AmeriPath Dr. Smith served as Senior Vice President and Medical Director from 1997-2001, Chief Medical Officer from 2001-2003 and Executive Director of AmeriPath's Center for Advanced Diagnostics from 2003-2005. In addition, Dr. Smith served on AmeriPath Inc.'s Board of Directors from 2001-2003 and as the Executive Vice President of Genomic Strategies with AmeriPath from 2001-2005.

GREGORY D. WALLER	Director since 2006

Age 58

        Mr. Waller's career spans more than 30 years of experience in the healthcare industry and encompasses a variety of financial and operational functions both in the U.S. and abroad. He was with Sybron Dental, a manufacturer of high technology dental, dental implant, and infection prevention products, for more than 24 years in a variety of capacities, including more than a decade as Chief Financial Officer. Prior to being named CFO, he was Vice President of European operations for Kerr Corporation and Vice President and Controller of Ormco, each of which is a subsidiary of Sybron Dental. Mr. Waller currently serves as a member on the Board of Directors as well as the chairman of the audit committee for Endologix, Inc. (NASDAQ: ELGX), a developer and manufacturer of minimally invasive treatments for vascular diseases, and SenoRx, Inc. (NASDAQ: SENO), a developer and manufacturer of minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer. Mr. Waller also serves as a member on the Board of Directors and as the chairman of the audit committee for Alsius Corporation (NASDAQ: ALUS), a developer of advanced intravascular temperature management therapies for critically ill patients in the intensive care, emergency department, or surgical setting; VivoMetrics, Inc., a privately-held provider of advanced intravascular temperature management therapies for critically ill patients in the intensive care, emergency department, or surgical setting to continuously monitor vital, life-sign functions; and CardioGenesis Corporation (OTC: CGCP.PK), a global leader in products and technologies to treat severe angina pain. Mr. Waller has a BA in political science and an MBA in accounting from California State University at Fullerton.

JON R. WAMPLER	Director since 2000

Age 56

        Mr. Wampler served as President and Chief Executive Officer of PacifiCare of California and Vice President, Western Region of PacifiCare Health Systems, Inc. from 1995 until his retirement in 1997. From 1990 to 1995, Mr. Wampler was President and Chief Executive Officer of PacifiCare of Texas and Vice President, Southwest Region of PacifiCare Health Systems, Inc. PacifiCare Health Systems, Inc. is a publicly traded managed health care services company. Prior to joining PacifiCare, Mr. Wampler served as Executive Director of Humana HealthCare Plans of Colorado. Mr. Wampler obtained a Bachelor of Arts degree in History and Political Science at Indiana University. He currently is involved with a number of community service organizations and is actively involved with the University of California, Irvine as Chairman of the College of Medicine Committee Health Science Partners and School of Humanities Dean's Council. Mr. Wampler has been a guest lecturer at the University of the Pacific, University of Southern California and the University of California, Irvine and also has spoken at numerous state and national forums on healthcare as an expert in managed care.

ELECTION OF DIRECTORS—ADDITIONAL INFORMATION

Director Independence

        On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Following completion of these questionnaires, the Board, with the assistance of the Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for "independence" established by the rules of the NASDAQ Capital Market, additional criteria set forth in our Statement of Corporate Governance and consideration of any other material relationship a director may have with the Company.

        Under the standards set out in our Statement of Corporate Governance, a director does not qualify as an independent director if, within the previous five years: (i) the director was employed by the Company; (ii) someone in the director's immediate family was employed by the Company as an officer; (iii) the director was employed by or affiliated with the Company's present or former independent auditors; (iv) someone in the director's immediate family was employed or affiliated with the Company's present or former independent auditors as an officer, partner, principal or manager; or (v) the director or someone in his/her immediate family was employed as an executive with another entity that concurrently has or had as a member of its compensation (or equivalent) committee of the board of directors any of the Company's executive officers.

        In April 2008, the Board determined that Frank Slattery, Dennis Smith, Gregory Waller and Jon Wampler are independent under these standards.

Board and Board Committee Meetings and Attendance at Annual Meeting of Stockholders

        The Board of Directors held fifteen meetings in 2007. Each director attended at least 75% of the total number of meetings of the Board and committees of which he was a member during 2007. Directors are encouraged to attend the annual meetings of stockholders of the Company, and three directors attended last year's annual meeting.

Stockholder Communications with the Board

        Stockholders may send correspondence to the Board of Directors c/o Corporate Secretary at 31 Columbia, Aliso Viejo, CA 92656. The Corporate Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. The Corporate Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board's request. The Corporate Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication as appropriate.

BOARD COMMITTEES

        The Board of Directors has designated three standing committees to perform certain functions with delegated authority from the full Board. The committees are the Audit Committee, the Compensation Committee and the Corporate Governance Committee, which serves as a nominating committee.

The Audit Committee

        The Audit Committee currently consists of Messrs. Waller (Chairman), Wampler and Slattery, each of whom is financially literate. The Board of Directors has determined that Messrs. Slattery, Waller, and Wampler are "independent" within the meaning of Rule 4350(d)(2) of the rules of the NASDAQ Capital Market, including with respect to the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has determined that Mr. Slattery and Mr. Waller are "audit committee financial experts" as defined by applicable SEC rules.

        The principal purposes of the Audit Committee are to:

  •
  oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

  •
  assist the Board in its oversight of the integrity of the Company's financial statements, the Company's internal controls and the performance of the Company's internal audit function;

  •
  interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors' qualifications and independence; prepare the report required by the rules of the SEC to be included in the Company's Proxy Statement; and

  •
  discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law or rule or regulation of the NASDAQ Capital Market.

        The Audit Committee held nine meetings in 2007.

        The Audit Committee has adopted a Charter and reviews the contents of the Charter at least annually. The Audit Committee's current Charter is available on the Company's website (www.clarientinc.com) under "Investor Relations—Corporate Governance."

Status as a "Controlled Company"

        Safeguard, which is a publicly traded company with shares listed on the New York Stock Exchange, owned a majority of the outstanding shares of our Common Stock as of April 25, 2008. Accordingly, as a company of which more than 50% of the voting power is held by a group (a "controlled company"), Clarient is a "controlled company" under the rules of the NASDAQ Capital Market, exempt from certain independence requirements with respect to the composition of its Board and committees of the Board, including the requirement that the Compensation Committee be comprised solely of independent directors.

The Compensation Committee

        Although the Company is exempt from the NASDAQ Capital Market requirement to have compensation determinations with respect to the Company's executive officers made by a majority of independent directors or a compensation committee comprised solely of independent directors, our Compensation Committee presently consists solely of independent directors. The current members of the Compensation Committee are Mr. Wampler (Chairman), Mr. Waller and Dr. Smith. The Board has determined that each of Messrs. Wampler and Waller as well as Dr. Smith are "independent" within the meaning of Rule 4350(d)(2) of the Rules of the NASDAQ Capital Market. The principal purposes of the Compensation Committee are to:

  •
  review, consider, suggest and approve compensatory plans and pay levels for the Chief Executive Officer and the Company's other executive officers;

  •
  recommend to the Corporate Governance Committee the annual retainer and meeting attendance fees for all non-employee directors of the Company for service on the Board and its committees;

  •
  review and administer, in conjunction with management, the employee long- and short-term compensation plans, employee performance-based incentive plans (which may be cash and/or equity based) and other employee benefit plans in alignment with the Company's business strategy and in a manner that reflects, in general, programs and practices within the medical device and diagnostic services industries;

  •
  issue annually a report on executive compensation in accordance with the applicable rules and regulations of the SEC for inclusion in the Company's Proxy Statement; and

  •
  discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law or rule or regulation of the NASDAQ Capital Market, Inc.

        The Compensation Committee held eight meetings in 2007.

        The Compensation Committee has adopted a Charter and reviews the contents of the Charter at least annually. The Compensation Committee's current Charter is available on the Company's website (www.clarientinc.com) under "Investor Relations—Corporate Governance."

        A discussion of the Compensation Committee's processes and procedures for the consideration and determination of executive compensation and the role of the chief executive officer in recommending the amount or form of executive compensation are contained in "Compensation Discussion and Analysis."

The Corporate Governance Committee

        The Corporate Governance Committee, which serves as the nominating committee, currently is comprised of Mr. Slattery (Chairman), Mr. Wampler and Dr. Smith. The principal purposes of the Corporate Governance Committee are to:

  •
  establish criteria for the selection of directors, to consider qualified board candidates recommended by stockholders, and to recommend to the Board the nominees for director in connection with the Company's Annual Meeting of Stockholders;

  •
  take a leadership role in shaping the Company's corporate governance policies and to develop and recommend to the Board the Company's Statement on Corporate Governance and the Company's Code of Business Conduct and Ethics;

  •
  conduct annual evaluations of the Board, its committees and its members; and

  •
  discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law or rule or regulation of the NASDAQ Capital Market, Inc.

        Each member of the Corporate Governance Committee meets the independence requirements of the NASDAQ Capital Market and Rule 10A-3 of the Exchange Act.

        The Corporate Governance Committee held five meetings in 2007.

        The Corporate Governance Committee has adopted a Charter and reviews the contents of the Charter at least annually. The Corporate Governance Committee's current Charter is available on the Company's website (www.clarientinc.com) under "Investor Relations—Corporate Governance."

Qualifications of Director Nominees

        The Corporate Governance Committee has established Board membership criteria as a guideline in considering nominations to the Company's Board of Directors. The criteria to be considered include: independence, experience, outside time commitments, expertise, accounting and finance knowledge, business judgment, leadership ability, knowledge of international markets, experience in developing and assessing business strategies, corporate governance expertise, risk management skills and, for incumbent directors, past performance as a director. The criteria are not exhaustive and the Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors.

Manner by which Stockholders May Recommend Director Candidates

        The Corporate Governance Committee will consider director candidates recommended by stockholders of the Company. All recommendations must be directed to the Corporate Governance Committee c/o Corporate Secretary at 31 Columbia, Aliso Viejo, CA 92656, not less than 120 days prior to the first anniversary of the date on which notice of the prior year's meeting was first mailed to stockholders. Each recommendation must contain certain information about each proposed nominee, including age, business and residence addresses, principal occupation, the number of shares of common stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee. For a description of the criteria used by the Corporate Governance Committee in selecting new nominees for the Board, see "Qualifications of Director Nominees" above and the Company's Statement on Corporate Governance, which is available on the Company's website (www.clarientinc.com) under "Investor Relations—Corporate Governance."

Corporate Governance Committee's Process for Identifying and Evaluating Nominees for Director

        Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Corporate Governance Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. Historically, the Corporate Governance Committee has not relied on third-party search firms to identify Board candidates, though it may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. The Corporate Governance Committee will review each potential candidate's qualifications in light of the Company's Board membership criteria described above. The Corporate Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Candidates recommended from a stockholder are evaluated in the same manner as candidates identified by a Committee member.

Other Board Committees; Executive Sessions of Independent Directors

        The Board of Directors from time to time may form other Board committees for specific purposes and for specific time periods.

        The Company's independent directors have regularly scheduled executive sessions at which only independent directors are present. The presiding director at these executive sessions rotates among the independent directors.

Corporate Governance Guidelines and Code of Ethics

        Our Board has adopted a Statement on Corporate Governance and a Code of Ethics applicable to all directors, officers and employees. Both documents are available on the Company's website (www.clarientinc.com) under "Investor Relations—Corporate Governance." The Company will provide a copy of these documents to any person, without charge, upon request by writing to the Company at Clarient, Inc., Office of Investor Relations, 31 Columbia, Aliso Viejo, CA 92656. We will post on our website any amendments to or waivers of our Code of Ethics that relate to our directors or executive officers.

BOARD COMPENSATION

2007 Director Compensation

        The following table provides information on compensation earned during 2007 by each director who served on the Company's Board at any time during 2007.

Fiscal Year 2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)(3)
Peter J. Boni	—	—	—
James A. Datin	—	—	—
Steven J. Feder	—	—	—
Michael J. Pellini, M.D.(4)	—	—	—
Irwin Scher, M.D.	16,000	2,147	18,147
Frank P. Slattery, Jr.	37,000	12,143	47,143
Dennis M. Smith, Jr., M.D.	30,000	13,870	43,870
Gregory D. Waller	36,500	18,123	54,623
Jon R. Wampler	41,500	34,112	75,612

(1)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 for stock options awarded in and prior to 2007 in accordance with FAS 123-R, excluding the effect of estimated forfeitures. The fair value of the stock options is estimated at the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 1 to the Summary Compensation Table, and Note 7 to the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the heading "Equity-Based Compensation." The grant date fair values of the stock options issued during 2007 were as follows: Mr. Slattery $30,900, Dr. Smith $20,600, Mr. Waller $30,900 and Mr. Wampler $30,900.

(2)
At December 31, 2007, each of the directors named below held the number of outstanding stock options to purchase the number of shares of the Company's common stock shown next to his name:

Name	Stock Options Outstanding (#)
Peter J. Boni	—
James A. Datin	—
Michael J. Pellini, M.D.	—
Frank P. Slattery, Jr.	80,000
Dennis M. Smith, Jr., M.D.	50,000
Gregory D. Waller	45,000
Jon R. Wampler	76,000
(3)
Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board meetings. These amounts are not included in the table above.

(4)
Dr. Pellini was elected to the Board in the annual meeting held in June 2007. During fiscal 2007, Dr. Pellini was a Safeguard employee and provided services to Clarient in accordance with the Services Agreement. See "Executive Compensation—Employment Contracts With Named Executive Officers" and "Transactions with Related Persons." As such (and as discussed below), he was not eligible for any director compensation, consistent with Messrs. Boni, Datin and Feder.

        Directors employed by Clarient or a wholly-owned subsidiary receive no additional compensation, other than their normal salary, for serving on the Board or its committees. Each director who is not an employee of the Company, its subsidiaries or Safeguard receives an annual cash retainer of $15,000. In addition, each director is paid a fee of $1,000 per meeting for attendance at Board meetings and each committee meeting, except that if a director participates in a Board or committee meeting via telephone, he is paid a fee of $500 for that meeting. An additional $5,000 annual fee is paid to each director who serves as a committee chairperson. All directors receive reimbursement of out-of-pocket expenses incurred in connection with attending meetings of the Board or Board committees or with respect to other Company business.

        Each director who is not an employee of the Company, its subsidiaries or Safeguard is eligible to receive stock option grants at the discretion of the Board. Directors' initial option grants are generally to purchase 30,000 shares of Clarient common stock, have a seven-year term and are 20% vested on the grant date, with the remaining 80% vesting in 12 equal increments on the same day of each third month thereafter. Annual grants, generally to purchase 10,000 shares, vest 25% each three months following the grant date. Any director who served as a committee chairman may also receive additional annual grants, generally to purchase 5,000 shares, which vest 25% each three months following the grant date. The exercise price of these options is equal to the closing price of a share of Clarient common stock as reported on the NASDAQ Capital Market on the grant date. On July 17, 2007, option grants were awarded to independent directors serving on the board at an exercise price of $2.06 per share, as follows: Messrs. Slattery, Wampler, and Waller were awarded options to purchase 15,000 shares each, and Dr. Smith was awarded options to purchase 10,000 shares.

PROPOSAL TWO: APPROVAL TO AMEND CERTIFICATE OF INCORPORATION TO
INCREASE AUTHORIZED COMMON STOCK
(Item 2 on Proxy Card)

        Stockholders are requested in this Proposal 2 to consider and approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of the Company's common stock, par value $0.01 per share ("Common Stock") from 100,000,000 to 150,000,000 (the "Charter Amendment").

        In April 2008, the Board adopted a resolution setting forth the Charter Amendment, declaring its advisability and calling on the stockholders of the Company to consider the Charter Amendment, which is attached as Annex A to this Proxy Statement. The additional shares of Common Stock to be authorized by adoption of the Charter Amendment would have rights identical to the currently outstanding shares of Common Stock. Adoption of the Charter Amendment would not affect the rights of the holders of currently outstanding Common Stock, except to the extent additional shares are actually issued, which may have certain effects, including dilution of the earnings per share and voting rights of current holders of Common Stock. If the Charter Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of Clarient's Certificate of Incorporation with the Secretary of State of the State of Delaware. If the Charter Amendment is adopted, the Certificate of Amendment giving effect to the amendment will be filed as soon as practicable. On April 25, 2008, there were 72,276,438 shares of Clarient common stock issued and outstanding, and 15,602,298 were reserved for options, warrants, employee equity plans and other purposes. Upon the approval of this Proposal No. 2, there would be approximately 61,930,053 authorized and unreserved shares available for issuance.

Purpose and Effect of the Charter Amendment

        The principal purpose of the Charter Amendment is to provide Clarient with the flexibility to issue additional shares of Common Stock for various corporate purposes, including, without limitation, to raise additional capital through private or public offerings of its equity securities, payment of consideration in connection with acquisitions or under commercial agreements (including licensing or other strategic agreements) that may be entered into the future, to effect stock dividends, stock splits or other recapitalizations, to issue equity consideration in connection with debt financing arrangements, and to enable the Company to reserve additional shares for issuance under equity incentive plans or warrants.

        The availability of additional shares of Common Stock is particularly important in the event that the Board determines to undertake any of the foregoing actions on an expedited basis and therefore needs to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated action. If the Charter Amendment is approved by the stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or rules. For example, under rules and policies of the NASDAQ Capital Market, stockholder approval is required for any issuance of 20% or more of Clarient's outstanding shares in connection with acquisitions or discounted private placements. Clarient reserves the right to seek a further increase in the authorized number of shares from time to time as considered appropriate by the Board.

Description of Common Stock

        The Common Stock is a typical and customary form of common stock and is publicly traded on the NASDAQ Capital Market. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. The holders of Common Stock are not entitled to cumulate their votes in the election of directors. All shares of Common Stock rank equally as to voting and all other matters. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for payment. Such dividends may be paid in cash, property or shares of Common Stock.

        If the Company elects to offer or sell additional equity securities, Safeguard has a preemptive right to purchase its pro rata share of such securities (subject to certain exceptions for compensatory grants to officers, directors and employees). Under the terms of a securities purchase agreement dated June 13, 2002, the pro-rata share of Safeguard will be determined on an as-converted basis, which means giving effect to the issuance of all shares of capital stock which can be acquired from the Company upon conversion or exercise in full of purchase rights under the terms of any common stock, preferred stock or other security which is convertible or exercisable to acquire any common stock or preferred stock of the Company. If the Company issues shares below the then-current market price, existing stockholders (other than Safeguard if it exercises preemptive rights) may experience dilution of their ownership in the Company.

Vote Required

        The affirmative vote of the holders of a majority of the outstanding shares of Clarient common stock is required to approve the amendment to the Company's Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 150,000,000. Abstentions and broker non-votes will have the same effect as negative votes.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends that shareholders vote FOR approval to amend the Company's Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 150,000,000. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards. Safeguard has advised the Company that it intends to vote its shares of Clarient common stock for the approval of the Charter Amendment.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF KPMG LLP
(Item 3 on Proxy Card)

        The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the reappointment of KPMG LLP ("KPMG") as Clarient's independent registered public accounting firm for the fiscal year ending December 31, 2008, and the Board has recommended that our stockholders ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee may reconsider its recommendation and may retain KPMG or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of Clarient and its stockholders.

        Services provided to Clarient and its subsidiaries by KPMG in fiscal 2007 and fiscal 2006 are described below under "Independent Registered Public Accounting Firm—Audit Fees." Representatives of KPMG are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal.

        The Board recommends a vote "FOR" the proposal to ratify the appointment of KPMG as Clarient's independent registered public accounting firm for the year ending December 31, 2008. Safeguard has advised the Company that it intends to vote its shares of Clarient common stock for the ratification of KPMG as Clarient's independent auditor.

Independent Registered Public Accounting Firm—Audit Fees

        The following table presents fees for professional services rendered by KPMG for the audit of Clarient's annual financial statements for fiscal 2007 and fiscal 2006, respectively, and fees billed for other services rendered by KPMG LLP.

	2007	2006
Audit Fees(1)	$830,429	$515,679
Tax Fees(2)	101,040	51,450
Total	$931,469	$567,129

(1)
Represents the aggregate fees billed to the Company by KPMG for professional services rendered for the audit of the Company's annual consolidated financial statements, for the reviews of the consolidated financial statements included in the Company's Form 10-Q filings for each fiscal quarter, preparation of comfort letter, review of registration statements and consents and work performed in connection with internal control attestation of Clarient's parent company.

(2)
Tax fees consisted of services for U.S. federal and state and local tax planning, advice and compliance, tax valuation services, and assistance with tax audits and appeals.

        The Audit Committee has a policy to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service is required to report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee periodically notifies the Board of their approvals.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's financial and operational matters involving corporate finance, accounting, internal and independent auditing, internal controls, financial reporting, compliance, and business ethics. The Audit Committee operates under a written Charter approved by the Board of Directors. A copy of the Audit Committee Charter is available on the Company's website (www.clarientinc.com) under "Investor Relations—Corporate Governance."

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements and the Company's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss the audited consolidated financial statements, including a discussion of the quality and the acceptability of the Company's financial reporting and controls. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and the letter from the independent auditors required by Independent Standards Board No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed with the independent auditors that firm's independence from the Company.

        Based upon the Audit Committee's discussions with management and the independent auditors, and the Audit Committee's review of the representations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on April 1, 2008. The Audit Committee also approved the Company's independent auditors for fiscal year 2008.

                      Submitted by the Audit Committee of the Board of Directors:

                      Gregory D. Waller, Chairman
                      Frank P. Slattery, Jr.
                      Jon R. Wampler

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of the Company's common stock beneficially owned as of April 25, 2008, by the directors of the Company, the Named Executive Officers reported below in the "Executive Compensation—Summary Compensation Table," all directors and officers as a group and any other person or entity who is the beneficial owner of more than 5% of the Company's issued and outstanding common stock. On April 25, 2008, there were 72,276,438 shares of the Company's common stock outstanding.

Name	Outstanding Shares Beneficially Owned(1)	Options/ Warrants Exercisable Within 60 Days of April 25, 2008	Total	Percent of Shares
Safeguard Scientifics, Inc.(2) 435 Devon Park Drive, Building 800 Wayne, PA 19087-1945	42,321,321	4,265,973	46,587,294	60.86%
Peter J. Boni(3)	—	—	—	—
James A. Datin(3)	—	—	—	—
Frank P. Slattery, Jr.	290,000	70,250	360,250	*
Dennis M. Smith, Jr., M.D.	55,000	33,500	88,500	*
Jon R. Wampler	21,000	66,250	87,250	*
Gregory D. Waller	—	29,250	29,250	*
James V. Agnello	5,000	71,875	76,875	*
Ronald A. Andrews	53,000	839,582	892,582	1.22%
Michael J. Pellini, M.D.(3)	—	—	—	*
David J. Daly	—	69,270	69,270	*
Karen K. Garza	—	271,249	271,249	*
Jose de la Torre-Bueno, Ph.D.(4)	16,685	330,373	347,058	*
Executive officers and directors as a group (10 persons)(5)	424,000	1,179,977	1,603,977	2.18%

*
Less than 1% of the total outstanding shares of our common stock

(1)
Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse), except as noted.

(2)
Includes 38,882,600 shares and 4,265,973 warrants beneficially owned by Safeguard Delaware, Inc. ("SDI") and 3,438,721 shares beneficially owned by Safeguard Scientifics (Delaware), Inc. ("SSDI"). SDI and SSDI are wholly-owned subsidiaries of Safeguard. The 4,265,973 warrants beneficially owned by SDI excludes 337,500 warrants owned by SDI, which expired on April 27, 2008. Safeguard and each of SDI and SSDI have reported that Safeguard together with each of SDI and SSDI, respectively, share voting and dispositive power with respect to the shares beneficially owned by each of SDI and SSDI, respectively, because Safeguard is the sole stockholder of each of SDI and SSDI.

(3)
Excludes shares owned by Safeguard, of which Messrs. Boni and Datin and Dr. Pellini disclaim beneficial ownership. Messrs. Boni and Datin and Dr. Pellini collectively beneficially own approximately 2% of the shares of common stock outstanding of Safeguard.

(4)
Includes 21,500 shares held by two trusts and 2,101 shares held in a 401(k) plan. Dr. de la Torre-Bueno disclaims beneficial ownership of 10,750 shares held in one of the two trusts.

(5)
Excludes shares and options held by former Named Executive Officers Ms. Garza and Dr. de la Torre-Bueno.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and to submit copies to the NASDAQ Capital Market. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        The rules of the SEC require that we disclose late filings of reports of stock ownership by our directors, executive officers and greater than 10% stockholders. Based solely on our review of such filings and written representations from these reporting persons, all requisite filings were timely made during 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The Compensation Committee is tasked with ensuring that our executive compensation program meets our corporate objectives. Each year objectives are set by the Compensation Committee and approved by the Board. Management is charged with administering the compensation program according to the policies developed by the Compensation Committee.

Objectives of the Program

        The Compensation Committee's primary objectives with respect to our executive compensation program include the following:

  •
  providing a competitive total compensation package to attract and retain key personnel;

  •
  closely aligning executive compensation to our financial performance and increases in shareholder value;

  •
  providing short term compensation opportunities through the Company's Management Incentive Program ("MIP"); and

  •
  providing long-term compensation opportunities, primarily through equity awards that align executive compensation improvement in shareholder value.

        The three principal elements of our executives' compensation are:

  •
  base salary;

  •
  annual incentive compensation through the MIP; and

  •
  long-term compensation.

        The Compensation Committee has the flexibility to use these elements, along with certain other benefits and perquisites, to effectively achieve the objectives of our executive compensation program. For example, the Compensation Committee could put greater emphasis on the annual or long-term incentive compensation, or on certain elements within these programs, depending on the focus of the business, Compensation Committee, or Board objectives. Each element of our executive compensation program is discussed in more detail below.

Elements of Executive Compensation

General

        As described above, the aggregate compensation paid to our executive officers in 2007 was comprised of three primary elements: base salary, annual incentive compensation and long-term compensation. These elements, which are described in more detail below, are designed to both attract and retain our executive officers and align their interests with those of our shareholders.

        The Compensation Committee considers all aspects of compensation for our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table (referred to as the "Named Executive Officers") and our other executive officers. The Compensation Committee reviews each element of executive compensation with respect to its review of each executive's compensation package and makes its determinations based on corporate and individual performance, as well as general market conditions affecting executive compensation.

        From time to time in the course of recruiting for executive officers, the Company has engaged professional recruiting firms. The Company's management obtains information from these recruiters concerning the competitive environment for high-quality candidates and the compensation package needed to attract and retain these candidates to the Company. The Company provides the Compensation Committee the information provided by these recruiters, and the Compensation Committee takes that information into consideration when determining the appropriate elements of compensation for new and existing executive officers.

        Other important factors in determining executive compensation include the background of the individual Named Executive Officers and the other executive officers, their industry knowledge and their experiences in elements of the business that are or are expected to be strategic to the Company's success.

        Our Chief Executive Officer reviews the compensation of each of the other executive officers annually and makes recommendations to the Compensation Committee with respect to their compensation levels and any changes thereto that he considers appropriate. When finalizing compensation decisions, the Compensation Committee takes all of these factors into consideration to determine the appropriate compensation package using a combination of base salary, annual incentive compensation, long-term incentives, and other benefits.

Base Salary

        For 2007, the Compensation Committee considered whether to increase the base salaries of our Named Executive Officers. In its review, the Compensation Committee considered the executive's position, experience, performance (with emphasis on 2006 performance), market information concerning compensation of comparable positions at other companies of similar size and stage of development as the Company (based on the general knowledge of the Company's management and the members of the Compensation Committee, as well as information provided by professional recruiters, as described above) and retention concerns. The factors considered by the Compensation Committee in evaluating the annual performance of the Named Executive Officers included:

  •
  financial performance, including sales, operating results, and cash flow;

  •
  leadership, strategic vision and long-term strategic planning; and

  •
  working closely with the Board of Directors.

        In its review, the Compensation Committee placed considerable weight on the fact that the Company's financial objectives for 2006, which included revenue and Adjusted EBITDA targets, had not been met. As a result, the Named Executive Officers were given no increase in base salary for fiscal 2007 and were not awarded additional equity incentive grants in 2007. The Company defines "Adjusted EBITDA" as earnings before interest, taxes, depreciation, amortization, and stock-based compensation.

"At risk" Compensation

        The Compensation Committee believes it is important for a significant portion of our Named Executive Officers' potential compensation to be tied to future short- and long-term performance of the Company so as to align compensation with increases in shareholder value. Accordingly, the target (and maximum) aggregate compensation opportunity available to our Named Executive Officers is heavily weighted towards annual incentives and long-term compensation, both of which are "at risk" if the Company does not achieve its short-term and long-term strategic objectives. This strategy allows the Company to "pay for performance," which reflects the Compensation Committee's philosophy. A discussion of each of the "at risk" compensation elements follows.

Management Incentive Program ("MIP")

        The MIP is a key component of the Compensation Committee's "pay for performance" strategy. The Compensation Committee has used the MIP to directly tie a significant portion of potential annual cash incentive awards to predetermined target levels for revenues and Adjusted EBITDA for the year. The Compensation Committee believes that achievement of these annual financial objectives, as well as other non-financial performance objectives (which we call leadership objectives) will, in the long term, lead to improved shareholder value. In the MIP, each Named Executive Officer has a specific percentage of their base salary eligible for an annual incentive payment.

        For 2007, the Compensation Committee established a bonus matrix based on corporate performance objectives that they felt would demonstrate meaningful progress towards achieving the Company's long-term strategic goals. The MIP for 2007 featured the following components and weightings for our Named Executive Officers and other officers:

  •
  70% based on achievement of the Company's financial objectives;

  •
  20% based on the achievement of non-financial corporate objectives; and

  •
  10% based on the achievement of certain human resource and leadership objectives.

        For 2007, the matrix allowed for potential payouts of between 0% and 200% of their MIP target amounts if the Company achieved or exceeded the following objectives during 2007: (i) positive Adjusted EBITDA for the fourth quarter of 2007, (ii) revenues of not less than $44 million in 2007, and (iii) break even in cash flow from operations by year-end. There was no mandatory minimum award payable under the 2007 MIP. The Compensation Committee, in its discretion, could award bonuses even if the MIP's objectives were not met.

        Under the MIP, our Chief Executive Officer's target incentive opportunity for 2007 was 75% of base salary and the other Named Executive Officer participants were at 50% or 40% as shown in the table below:

2007 Target Annual Incentive Cash Award Opportunity

Named Executive Officer	2007 Target Annual Incentive Cash Award (% of Base Salary)
Ronald A. Andrews Chief Executive Officer and Vice Chairman	75%
James V. Agnello Senior Vice President and Chief Financial Officer	50%
Michael J. Pellini, M.D. President and Chief Operating Officer(1)	50%
David J. Daly Senior Vice President of Commercial Operations	50%
Karen K. Garza Former Senior Vice President, Strategic Planning and Business Development	40%
Jose de la Torre-Bueno, Ph.D. Former Vice President and Chief Technology Officer	40%

(1)
Pursuant to a services agreement between the Company and Safeguard (which we refer to as the "Services Agreement"), the Company was obligated to reimburse Safeguard for a cash bonus award to be paid by Safeguard to Dr. Pellini in an amount determined by the Compensation Committee and evaluated on metrics similar to those used to evaluate the other Named Executive

  Officers (or for such lesser amount of bonus as Safeguard actually paid to Dr. Pellini). See "Executive Compensation—Employment Contracts with Named Executive Officers" and "Transactions with Related Persons."

        At the time the corporate financial objectives were established, the Compensation Committee believed that they were attainable at the established target levels, but substantial uncertainty existed as to whether the goals could be attained at the established levels. After the year ended, the Compensation Committee reviewed the Company's operating results, including the Company's revenue and Adjusted EBITDA for 2007 and concluded based on those operating results that the corporate financial objectives for 2007 had not been attained. As a result, the Compensation Committee did not authorize the payment of the 70% portion of the potential payout that was contingent on satisfaction of the corporate financial objectives.

        The corporate non-financial objectives were based on certain corporate and leadership objectives, including:

  •
  achievement of certain operational excellence metrics focusing on customer satisfaction and retention;

  •
  maintaining current compliance levels with all regulatory bodies; and

  •
  achievement of all project development milestones for new assay development.

        The human resource objectives were focused on service levels, product launch and new service offerings, while the leadership objectives focused on development of a performance culture implemented with 360 degree reviews of the Company's executive team, timely performance appraisals, and completion of individual development plans.

        The non-financial performance and leadership objectives totaled 30% of the MIP eligible payout. In reviewing the non-financial performance objectives, the Compensation Committee reviewed each executive's achievements against such executive's objectives. The Compensation Committee then determined the degree of achievement for each individual and determined that certain individuals had met or exceeded their non-financial objectives while certain others had not fully satisfied their non-financial objectives. Payouts for non-financial performance and leadership objectives were adjusted accordingly. The Company used a similar MIP in 2006 and has implemented a similar MIP for 2008, although the objectives and the payout matrix approved by the Compensation Committee vary from year to year. Individual non-financial and leadership objectives for each of our named executives for 2007 are summarized as follows:

2007 MIP Individual Non-Financial Objectives

Named Executive Officer	Individual Corporate / Business Objectives (20%)	Leadership Objectives (10%)
Ronald A. Andrews Chief Executive Officer and Vice Chairman	Customer Retention: greater than 90% New Customer Acquisition: 25 per fiscal quarter New Product/Service Development: 95% on-time/under budget	Minimize voluntary turnover: 98% retention
James V. Agnello Senior Vice President and Chief Financial Officer	On-time delivery of all SEC requirements Fulfillment of business support requirements Sarbanes-Oxley Compliance Goal: No material weaknesses	Participation in all executive leadership modules Minimize voluntary turnover: 98% retention
Michael J. Pellini, M.D. President and Chief Operating Officer	Efficiency Metric Goals Achieve COS budget / Gross Margin % Goals: 52% Gross Margin per Full-Time Equivalent: 45% improvement over 2006	Participation in all executive leadership modules Minimize voluntary turnover: 98% retention
David J. Daly Senior Vice President of Commercial Operations	Customer Retention: greater than 90% New Customer Acquisition: 25 per fiscal quarter Flow Cytometry Goals: 70 per day	Participation in all executive leadership modules Minimize voluntary turnover: 98% retention
Jose de la Torre-Bueno, Ph.D. Former Vice President and Chief Technology Officer	Completion of major IT projects on time and on budget Develop and manage intellectual property strategy Timely filing of appropriate patent filings	Participation in all executive leadership modules Minimize voluntary turnover: 98% retention
Karen K. Garza Former Senior Vice President, Strategic Planning and Business Development	Complete contract for 2 proprietary menu opportunities Ensure Company representation on industry lobby / advocacy groups Successfully complete 2008 long-range plan with executive team	Participation in all executive leadership modules Minimize voluntary turnover: 98% retention

        Of these non-financial objectives, the Compensation Committee evaluated each of the above-named executive officers on an individual basis and determined the degree to which each of them attained their non-financial objectives as follows:

Name	Annual Base Salary (A)($)	Bonus Award Target (B)	Non- Financial Objectives (C)	Non- Financial Target Award (A) x (B) x (C) = (D)($)	Percentage of Year Employed by the Company (E)	Percentage of Goals Achieved as Determined by the Compensation Committee (F)	Actual Bonus Payout =(D) × (E) x (F)($)
Ronald A. Andrews	315,000	75%	30%	70,875	100%	94%	66,445
James V. Agnello	265,000	50%	30%	39,750	100%	75%	29,813
Michael J. Pellini, M.D.(1)	250,000	50%	30%	37,500	33%	127%	15,840
David J. Daly	190,000	50%	30%	28,500	100%	138%	39,330
Karen K. Garza	175,000	40%	30%	21,000	75%	90%	14,175
Jose de la Torre-Bueno, Ph.D.	181,500	40%	30%	21,780	75%	61%	10,000

(1)
Payments detailed herein represent reimbursements to or on behalf of Safeguard in consideration of Dr. Pellini's services in accordance with the Services Agreement. See "Executive Compensation—Employment Contracts With Named Executive Officers" and "Transactions With Related Persons."

Long-Term Compensation

        Long-term compensation awards historically have been granted to our Named Executive Officers under our 1996 Equity Compensation Plan (the "1996 Plan"). The 1996 Plan expired on December 11, 2006. At the Company's annual meeting on June 27, 2007, the Company's stockholders voted to approve the Company's 2007 Incentive Award Plan (the "2007 Plan"). Under these plans, the Board and the Compensation Committee have used equity incentive awards in an effort to closely align the interests of the Company's executives with those of its shareholders.

        Equity awards (other than for the Chief Executive Officer) are typically proposed by the Company's Chief Executive Officer, including the identification of employees to receive awards and the nature and size of the awards, and reviewed by the Compensation Committee. In determining the number of options to be granted to the Named Executive Officers, the Compensation Committee employed a methodology similar to that used for awarding increases in executive base salary described above, including the Compensation Committee's subjective assessment of the Company's operating performance, long-term vision, strategy, as well as general market factors affecting the Company's ability to recruit and retain high-quality management. The Compensation Committee determined that the Company's performance for 2006 did not achieve levels that merited additional equity awards to its Named Executive Officers in 2007. In addition, the Compensation Committee recognized that each of the Named Executive Officers, other than Mr. Agnello, were granted long-term compensation equity awards in the form of incentive stock options in 2006, portions of which continued to vest in 2007. The Compensation Committee also noted that Mr. Agnello was granted options in 2006 pursuant to his employment agreement with the Company, a portion of which continued to vest in 2007. As a result, the Compensation Committee recommended that the Company not grant equity incentive awards to the Named Executive Officers during 2007.

Perquisites

        The Company provides its Named Executive Officers with certain perquisites, including automobile expense reimbursement, supplemental company-paid life insurance, housing allowances and relocation expenses, where appropriate. The Compensation Committee believes these perquisites are reasonable and reflect the market for compensation for these positions. Details regarding these benefits are disclosed in the Summary Compensation Table elsewhere in this report.

Employment Agreements and Change-in-Control Severance Arrangements

  Employment Agreements

        For a detailed discussion of the Company's employment agreements, please see the descriptions under the headings "Executive Compensation—Employment Contracts with Named Executive Officers" and "Executive Compensation—Potential Payments Upon Termination or Change in Control."

        The Company employed all of its Named Executive Officers in 2007, with the exception of Dr. Pellini, who provided his services to the Company pursuant to a Services Agreement entered into on October 1, 2007 between the Company, Dr. Pellini and Safeguard, the Company's majority stockholder (which we refer to as the "Services Agreement"). While providing these services to the Company, Dr. Pellini remained employed by Safeguard and was not an employee of the Company. In exchange for Safeguard making the services of Dr. Pellini available to the Company, the Company reimbursed Safeguard for the following expenses incurred by Safeguard during Dr. Pellini's tenure with the Company under this services agreement (with retroactive effect to September 4, 2007, which was the date Dr. Pellini began providing consulting services to the Company): (i) Dr. Pellini's base salary at an annualized rate of $250,000 (subject to increase commensurate with salary increases applicable to Clarient executives generally); (ii) the lesser of (A) the annual bonus to which Dr. Pellini would have become entitled as an employee of the Company, and (B) the annual bonus actually paid to Dr. Pellini by Safeguard (pro-rated for any partial calendar year); and (iii) certain other expenses associated with Dr. Pellini's employment by Safeguard and his provision of services to the Company in California. In considering whether to enter into the Services Agreement with Safeguard, the Compensation Committee and Audit Committee determined that the terms of the Services Agreement were fair to the Company. The Services Agreement was to continue through June 30, 2008, unless extended by mutual agreement of the parties. However, on April 24, 2008, the Company, Safeguard, and Dr. Pellini terminated such Services Agreement and Dr. Pellini entered into an employment agreement with the Company, which is described below under the caption "Executive Compensation—Employment Contracts with Named Executive Officers."

  Severance Benefits

        The Company's Named Executive Officers, namely Messrs. Andrews, Agnello, Daly, and Pellini (effective, in the case of Dr. Pellini, April 24, 2008, the date Dr. Pellini entered into an employment agreement with the Company), are also entitled to severance benefits (i) in the event of a termination without cause, (ii) upon the resignation of the Named Executive Officer with good reason within 12 months after a change in control, or (iii) as a result of death or disability. Please see the definitions of these terms under "Executive Compensation—Potential Payments Upon Termination or Change in Control." These severance benefits generally include (subject to the execution of a general release and observance of certain non-solicitation covenants): (i) payment of up to twelve months' base salary (based on the base salary in effect at the time of termination), (ii) the right to exercise any options which have become exercisable on or before the termination date until the earlier of a date specified in the employment agreement or the expiration date of the option, and (iii) continued coverage under the Company's medical and health plans. In April 2008, the Company entered into an employment agreement with Dr. Pellini which contains certain severance benefits in addition to those described above.

        Prior to the termination of their employment with the Company, Ms. Garza and Dr. de la Torre-Bueno were entitled to severance terms similar to those described above. In addition, Dr. de la Torre-Bueno was entitled to the acceleration of the vesting of 50% of the stock options held by him at the time of termination. In connection with their termination of employment, effective October 1, 2007, the Company entered into a separation agreement with each of Ms. Garza and Dr. de la Torre-Bueno. In recognition for her service to the Company, in addition to the severance benefits described above, the separation agreement with Ms. Garza provides for continued vesting of outstanding options held by her for a period of six months following termination, and entitles Ms. Garza to exercise any options which have become exercisable on or before the termination date until the earlier of August 15, 2008 (which is nine months from the date of termination, as opposed to six months, which was the term in Ms. Garza's employment agreement) from the date of termination or the expiration date of the option. In recognition for his service to the Company, in addition to the severance benefits described above, the separation agreement with Dr. de la Torre-Bueno provides for continued vesting of outstanding options held by him for a period of six months following termination and entitles him to the exercise of any options which have become exercisable on or before the termination date until the earlier of the first anniversary of the date of termination or the expiration date of the option.

        Subsequent to her termination of employment with the Company, Ms. Garza and the Company entered into a consulting agreement pursuant to which Ms. Garza agreed to be available upon reasonable request to provide advisory services regarding laboratory, development of in-licensing diagnostic tests and strategic business development. During 2007, no such consulting services were provided. By verbal agreement with the Company, Dr. de la Torre-Bueno continues to provide certain consulting services to the Company related to patents and intellectual property.

        The Compensation Committee believes employment agreements are important to both our executives and to the Company in that the executive benefits from the clarity of the terms of his or her employment and is protected from terminations without cause, thereby enhancing the Company's ability to retain the services of qualified executives. In addition, the Compensation Committee believes that the severance provisions described above that are contained in executives' employment agreements, as well as the acceleration of vesting of stock options in the event of a change of control under the 2007 Plan if the acquirer does not assume the options (and under the 2006 Plan generally), help provide reasonable assurances that our executive officers will remain with us during an acquisition or change of control event, should one occur, and that they will assist the Board in the assessment of a possible acquisition or change-of-control event. The Compensation Committee evaluates the terms of employment agreements with executive officers from time to time and considers whether one or more terms should be altered in order to compensate executives appropriately in light of the executive's performance, market conditions, retention considerations, and the Company's business objectives.

Stock Ownership Policies

        The Compensation Committee believes stock-based compensation is an important element of compensation and, as discussed above, stock-based compensation figures significantly in our mix of compensation. However, we do not currently have stock ownership requirements for our executive officers.

Other Material Tax Implications of the Program

        Internal Revenue Code section 162(m) generally disallows a tax deduction to public corporations for compensation over $1,000,000, exclusive of "performance-based" compensation, for any fiscal year paid to a Company's Chief Executive Officer and three most highly compensated executive officers (other than the Company's Chief Financial Officer) in service as of the end of any fiscal year. In 2007, none of our Named Executive Officers received base and annual bonus compensation in excess of $1,000,000. For incentive compensation to qualify as "performance-based" compensation, the Compensation Committee's discretion with respect to the administration of such awards is substantially limited. We believe the 2007 Incentive Award Plan permits the Compensation Committee to award compensation which satisfies the requirements for performance-based compensation under section 162(m). Though we do not expect the Compensation Committee to award compensation that would be subject to the section 162(m) limitation in the foreseeable future, the Company believes the benefit of retaining the ability to exercise discretion over annual bonuses payable under the MIP outweighs the limited risk that any of our Named Executive Officers' base and annual bonus compensation would exceed the deduction limit under this section. Therefore, the Compensation Committee does not currently intend to seek to qualify compensation payable under the MIP as "performance-based" compensation.

Compensation Committee Report

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

  Submitted by the Compensation Committee of the Board of Directors:

  Jon R. Wampler, Chairman
  Dennis Smith, Jr.
  Gregory D. Waller

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information as to our Named Executive Officers for the fiscal years ended December 31, 2007 and December 31, 2006.

Fiscal Year 2007 & 2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ronald A. Andrews Chief Executive Officer and Vice Chairman	2007 2006	315,000 315,000	255,880 240,840	66,445 50,000	13,236 229,531	650,561 835,371
James V. Agnello Senior Vice President and Chief Financial Officer(4)	2007 2006	265,000 142,692	49,124 21,844	29,813 30,000	139,732 14,913	483,669 209,449
Michael J. Pellini, M.D. President and Chief Operating Officer(5)	2007 2006	83,333 n/a	— n/a	15,840 n/a	40,681 n/a	139,854 n/a
David J. Daly Senior Vice President of Commercial Operations(6)	2007 2006	185,385 n/a	24,213 n/a	39,330 n/a	8,273 n/a	257,201 n/a
Karen K. Garza Former Senior Vice President, Strategic Planning and Business Development(7)	2007 2006	131,250 175,000	53,733 54,711	14,175 15,750	59,663 11,672	258,821 257,133
Jose de la Torre-Bueno, Ph.D Former Vice President and Chief Technology Officer(8)	2007 2006	136,126 181,501	71,494 50,809	10,000 16,335	75,031 3,856	291,265 252,501

(1)
This amount represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 for stock options awarded in and prior to 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised), which is referred to as "FAS 123-R," excluding the effect of estimated forfeitures plus additional expenses, if any, incurred in connection with employee terminations. FAS 123-R requires us to estimate forfeitures when stock options are granted and reduce estimated compensation expense accordingly. Except forfeitures that actually occurred during 2007, the amounts in this table assume that none of the stock options will be forfeited. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years indicated:

The risk-free rate is based on the U.S. Treasury yield curve in effect at the end of the quarter in which the grant occurred. The expected life of the Company's stock options granted to employees was estimated using the historical exercise behavior of option holders. The expected life of the Company's stock options granted to consultants was based on the contractual term.

  Expected volatility was based on historical volatility for a period equal to the stock option's expected life. The following assumptions were used to determine fair value:

	2007	2006	2005	2004	2003
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%
Volatility	87%	57 - 89%	101%	103%	99.26%
Average expected option life	3.5 – 6.1 years	3.2 – 4.7 years	4 years	4 years	4 years
Risk-free interest rate	3.6 – 4.3%	4.5 – 5.2%	3.9 – 4.5%	2.7 – 3.6%	2.1 – 2.8%
(2)
Represents amounts paid in 2008 under the 2007 Management Incentive Plan, which is described in detail under "Compensation Discussion and Analysis—Management Incentive Program ("MIP")."

(3)
These amounts are comprised of the compensation described in detail below in the table captioned "All Other Compensation."

(4)
Mr. Agnello joined the Company in June 2006.

(5)
Dr. Pellini joined the Company as a consultant in September 2007. Payments detailed herein represent reimbursements to or on behalf of Safeguard in consideration for Dr. Pellini's services in accordance with the Services Agreement entered into on October 1, 2007. See "Executive Compensation—Employment Contracts With Named Executive Officers" and "Transactions With Related Persons." Payments do not reflect additional compensation paid to Dr. Pellini by Safeguard, including options to purchase common stock of Safeguard which continue to vest during the period that Dr. Pellini provides services to the Company.

(6)
Mr. Daly joined the Company in February 2005 and became a Named Executive Officer during 2007.

(7)
Ms. Garza's employment terminated effective October 1, 2007. See "Potential Payments Upon Termination of Change in Control." Ms. Garza has agreed to provide certain consulting services pursuant to a consulting agreement. No such services were provided during 2007.

(8)
Dr. de la Torre-Bueno's employment terminated effective October 1, 2007. See "Potential Payments Upon Termination of Change in Control." However, he continued to provide services on a consulting basis per verbal agreement. Related consulting fees paid during 2007 are detailed below as part of "All Other Compensation."

All Other Compensation Table

Name	Year		Relocation Benefits ($)(1)		Tax Reimbursements ($)(1)	Automobile Allowance ($)(2)	Company Match to 401(k) Plan ($)	Group Term Life Insurance Premiums ($)(3)	Cash Severance Benefits] ($)(4)	Consulting Fees ($)(5)	Total All Other Compensation ($)
Ronald A. Andrews	2007 2006		— 116,479		— 100,014	7,800 7,800	4,719 4,783	717 455	— —	— —	13,236 229,531
James V. Agnello	2007 2006		72,477 5,184		54,294 2,701	7,800 4,200	4,501 2,701	660 127	— —	— —	139,732 14,913
Michael J. Pellini, M.D.	2007 2006	(7)	35,000 n/a	(6)	3,110 n/a	1,767 n/a	— n/a	804 n/a	— —	— —	40,681 n/a
David J. Daly	2007 2006	(7)	— n/a		— n/a	7,800 n/a	— n/a	473 n/a	— —	— —	8,273 n/a
Karen K. Garza	2007 2006		— —		— —	5,400 7,800	2,778 3,619	279 253	51,206 —	— —	59,663 11,672
Jose de la Torre-Bueno, Ph.D.	2007 2006		— —		— —	— —	2,764 3,594	574 262	62,915 —	11,278 —	75,031 3,856

(1)
The amounts reported in 2007 for Mr. Agnello and Dr. Pellini include reimbursements for relocation expenses and the related tax obligations in accordance with each of their respective employment or services agreements.

(2)
During 2007, Messrs. Andrews, Agnello, Daly and Dr. Pellini received automobile allowances of up to $7,800 per annum in accordance with each of their respective employment or services agreements.

(3)
These amounts represent the premium cost of the Company's group life insurance program.

(4)
These amounts represent payments made during 2007 subsequent to, and as a direct result of, termination of employment, including payment of accrued personal time off.

(5)
Subsequent to termination of employment, Ms. Garza and Dr. de la Torre-Bueno agreed to provide services on a consulting basis with respect to business development and patent/intellectual property management, respectively. No such services were provided by Ms. Garza during 2007.

(6)
During 2007, Dr. Pellini received a housing allowance of $7,500 per month for four months and a $5,000 moving allowance in accordance with the Services Agreement.

(7)
Dr. Pellini and Mr. Daly were not Named Executive Officers of the Company during 2006.

Grants of Plan-Based Awards

        The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2007:

Fiscal Year 2007 Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Minimum ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise of Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Ronald A. Andrews	—	236,250	472,500	—	—	—
James V. Agnello	—	132,500	265,000	—	—	—
Michael J. Pellini, M.D.	—	41,667	83,333	—	—	—
David J. Daly	—	95,000	190,000	—	—	—
Karen K. Garza	—	70,000	140,000	—	—	—
Jose de la Torre-Bueno, Ph.D.	—	72,600	145,200	—	—	—

(1)
Non-Equity Incentive Plan Awards are made under the 2007 MIP. There is no mandatory minimum award payable. The maximum award payable is 200% of the target amount. The amounts in this table represent payouts that might have been achieved based on performance at target or maximum performance levels. The amounts actually earned under this plan for 2007 have been reported in the "Summary Compensation Table" under the column captioned "Non-Equity Incentive Plan Compensation." Dr. Pellini's possible targets are prorated from his start date of September 4, 2007 through the end of the year, and Ms. Garza's and Dr. de la Torre-Bueno's targets are prorated from the beginning of the year to their termination date of October 1, 2007.

(2)
The 2007 MIP does not specifically provide for any award of equity based compensation, although at the Board's discretion, equity incentive awards based on individual merit may be granted. No such awards were granted during the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-end

        The following table sets forth summary information regarding the outstanding equity awards held by each of our Named Executive Officers at December 31, 2007:

Outstanding Equity Awards at Fiscal Year End 2007

	Stock Options
Name	Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(2)	Option Exercise Price(5)	Option Expiration Date
Ronald A. Andrews	07/20/04 11/19/04 04/03/06	(3)	640,625 77,083 20,000	109,375 22,917 60,000		— — 120,000	1.5800 1.1500 1.1200	07/20/14 11/19/11 04/03/13
James V. Agnello	06/19/06		56,250	243,750	(4)		0.9000	06/19/16
Michael J. Pellini, M.D.	—		—	—		—	—	—
David J. Daly	03/02/05 04/03/06		51,562 5,000	23,438 15,000		30,000	1.4900 1.1200	03/02/12 04/03/13
Karen Garza(6)	04/28/03 10/21/03 11/19/04 04/03/06		100,000 106,250 53,958 5,000	— — 4,375 1,666	(6) (6)	— — — —	0.9800 1.2000 1.1500 1.1200	08/15/08 08/15/08 08/15/08 08/15/08
Jose de la Torre-Bueno, Ph.D.(6)	10/14/98 12/09/98 12/14/98 09/27/02 10/21/03 11/19/04 04/03/06 04/11/06		15,000 55,000 5,000 90,000 81,250 30,000 20,000 31,021	— — — — — — — 3,102	(6)	— — — — — — — —	3.4375 5.7500 5.6250 1.4500 1.2000 1.1500 1.1200 1.1200	10/01/08 10/01/08 07/22/08 10/01/08 10/01/08 10/01/08 10/01/08 10/01/08

(1)
Unless otherwise identified by footnote, options subject to time-based vesting vest as to 25% of the underlying shares on the first anniversary date of the grant date and in 36 equal installments on the same date of each month thereafter. The vesting dates for each option are listed in the table below by expiration date:

Expiration Date	Initial Vest Date	Subsequent Monthly Vest Dates
07/22/08	12/14/99	01/14/00 through 12/14/02
08/15/08	04/28/04	05/28/04 through 04/28/07
08/15/08	10/21/04	11/21/04 through 10/21/07
08/15/08	11/19/05	12/19/05 through 04/01/08
08/15/08	04/03/07	05/03/07 through 04/01/08
10/01/08	10/14/99	11/14/99 through 10/14/02
10/01/08	12/09/99	01/09/00 through 01/09/02
10/01/08	09/27/03	10/27/03 through 09/27/06
10/01/08	10/21/04	11/21/04 through 10/21/07
10/01/08	11/19/05	12/19/05 through 04/01/08
10/01/08	04/03/07	05/03/07 through 04/01/08
10/01/08	04/11/07	05/11/07 through 04/01/08
11/19/11	12/19/04	01/19/05 through 11/19/08
03/02/12	03/02/06	04/02/06 through 03/02/09
04/03/13	04/03/07	05/03/07 through 04/03/10
07/20/14	07/20/05	08/20/05 through 07/20/08
06/19/16	06/19/07	07/19/07 through 06/19/10
06/19/16	06/19/08	07/19/08 through 06/19/11
(2)
Under the terms of the 2006 MIP, the Compensation Committee decided that equity awards granted in April 2006 to Named Executive Officers (and certain other senior managers) would include performance vesting requirements. Under the terms of these option awards, 60% of the shares underlying the applicable option would vest only if the Company achieved the revenue and EBITDA performance targets for 2006 specified in the 2006 MIP, assuming the recipient remained employed through the date that the Company's 2006 financial statements were published in the Company's 10-K for the year ended December 31, 2006. These options are listed under the column captioned "Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options." The remaining 40% of the shares underlying the applicable option would vest as noted in Note 1 above. The Company did not achieve the financial targets set by the Compensation Committee and, as a result, the 60% of the shares underlying the options granted to Named Executive Officers (and certain other senior managers) on April 3, 2006 with performance vesting requirements did not vest.

(3)
Under terms of this grant, options vest in 48 equal monthly installments.

(4)
Under terms of his employment agreement, James V. Agnello was awarded 300,000 stock options with 150,000 options vesting at a rate of 25% after the first year and monthly thereafter for the remaining 36-months of the vesting period. The additional 150,000 options vest 25% after the second year, and monthly thereafter for the remaining 36-months of the vesting period.

(5)
Exercise price is the Company's market closing price per share on the date of grant.

(6)
Under the terms of Ms. Garza's and Dr. de la Torre-Bueno's agreements with the Company, upon termination of their employment in October 2007, they are entitled to continued vesting of their respective outstanding stock options until April 1, 2008.

Option Exercises and Stock Vested

        No stock options were exercised during 2007 by our Named Executive Officers.

Employment Contracts with Named Executive Officers

Chief Executive Officer and Vice Chairman: Ronald A. Andrews

        Ronald A. Andrews serves as Chief Executive Officer and Vice Chairman and served as President of the Company through April 2008. Mr. Andrews' employment agreement provides for a base salary of $315,000 per year, eligibility for an annual performance-based bonus and eligibility to receive future grants of stock options. Upon execution of his employment agreement, Mr. Andrews was granted options to purchase 750,000 shares of Common Stock of the Company, which vested 25% on the first anniversary of his employment date and in 36 equal monthly installments thereafter. The option was not granted under the 1996 Plan but is subject to the same terms and conditions as are set forth in the standard form stock option agreement used under the 1996 Plan (including such terms and conditions as are incorporated therein from the 1996 Plan itself). The employment agreement also provides for additional perquisites, such as an automobile allowance, relocation expenses, matching contributions under a voluntary savings plan and other compensation as reported in the table captioned "Summary Compensation Table" above. Mr. Andrews' employment agreement provides for the severance benefits described in the table below under the caption "Potential Payments Upon Termination or Change in Control." Subsequent to execution of Mr. Andrews' employment agreement, the Company issued him additional stock options as described in the table above under the caption "Outstanding Equity Awards at Fiscal Year End 2007." In addition, in February 2008, Mr. Andrews was granted options to purchase 100,000 shares of Common Stock of the Company under the 2007 Plan, which will vest 25% on the first anniversary of the date of grant and in 36 equal monthly installments thereafter.

Senior Vice President and Chief Financial Officer: James V. Agnello

        James V. Agnello serves as Senior Vice President and Chief Financial Officer. Mr. Agnello's employment agreement provides for a base salary of $265,000 per year and eligibility for an annual performance-based bonus. Upon execution of his employment agreement, Mr. Agnello was granted options to purchase 300,000 shares of Common Stock of the Company, which options will vest over five years and have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The option was not granted under the 1996 Plan but is subject to the same terms and conditions as are set forth in the standard form stock option agreement used under the 1996 Plan (including such terms and conditions as are incorporated therein from the 1996 Plan itself). The employment agreement also provides for additional perquisites, such as an automobile allowance, relocation expenses, matching contributions under a voluntary savings plan and other compensation as reported in the table captioned "Summary Compensation Table" above. Mr. Agnello's employment agreement provides for the severance benefits described below under the caption "Potential Payments Upon Termination or Change in Control." In addition, in February 2008, Mr. Agnello was granted options to purchase 50,000 shares of Common Stock of the Company under the 2007 Plan, which will vest 25% on the first anniversary of the date of grant and in 36 equal monthly installments thereafter.

President and Chief Operating Officer: Michael J. Pellini, M.D.

        Pursuant to a Services Agreement entered into on October 1, 2007 between the Company, Dr. Michael Pellini and Safeguard, the Company's majority stockholder, the Company appointed Dr. Pellini as its Chief Operating Officer and Safeguard made Dr. Pellini's services available to the Company. While providing these services to the Company, Dr. Pellini remained employed by Safeguard and was not an employee of the Company. In exchange for Safeguard making the services of Dr. Pellini available to the Company, the Company reimbursed Safeguard for the following expenses incurred by Safeguard during Dr. Pellini's tenure with the Company under this services agreement (with retroactive effect to September 4, 2007, which was the date Dr. Pellini began providing consulting services to the Company): (i) Dr. Pellini's base salary at an annualized rate of $250,000 (subject to increase commensurate with salary increases applicable to Clarient executives generally); (ii) the lesser of

(A) the annual bonus to which Dr. Pellini would have become entitled as an employee of the Company, and (B) the annual bonus actually paid to Dr. Pellini by Safeguard (pro-rated for any partial calendar year); and (iii) certain other expenses associated with Dr. Pellini's employment by Safeguard and his provision of services to the Company in California. The Services Agreement was to continue through June 30, 2008, but has been superseded by the Company's employment agreement with Dr. Pellini described below.

        On April 24, 2008, the Company, Safeguard, and Dr. Pellini terminated the Services Agreement and Dr. Pellini entered into an employment agreement with the Company, pursuant to which Dr. Pellini serves as President and Chief Operating Officer of the Company, effective as of April 24, 2008. Dr. Pellini's employment agreement provides for a base salary of $283,250 per year and eligibility for an annual performance-based bonus. Following execution of his employment agreement, Dr. Pellini was granted options to purchase 400,000 shares of Common Stock of the Company under the 2007 Plan, which will vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter (subject to acceleration in the event of a Change of Control). Dr. Pellini's employment agreement also provides for additional perquisites, such as an automobile allowance, matching contributions under a voluntary savings plan, a monthly $8,000 housing allowance (grossed up to the extent of taxes payable by Dr. Pellini with respect thereto), and other compensation. Dr. Pellini's employment agreement provides for the severance benefits described in the table below under the caption "Potential Payments Upon Termination or Change of Control."

Senior Vice President of Commercial Operations: David J. Daly

        David J. Daly currently serves as Senior Vice President of Commercial Operations and has been with Clarient since the end of February 2005. Mr. Daly's employment agreement provides for a base salary of $190,000 per year and eligibility for an annual performance-based bonus. Following execution of his employment agreement, Mr. Daly was granted options to purchase 75,000 shares of Common Stock of the Company, which vested 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. Mr. Daly's employment agreement also provides for additional perquisites, such as an automobile allowance, matching contributions under a voluntary savings plan and other compensation as reported in the table captioned "Summary Compensation Table" above. On January 30, 2008 Mr. Daly was granted a restricted stock award of 200,000 shares of Common Stock of the Company, which shares shall vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. In addition, in February 2008, Mr. Daly was granted options to purchase 50,000 shares of common stock of the Company under the 2007 Plan, which will vest 25% on the first anniversary of the date of grant and in 36 equal monthly installments thereafter.

Former Senior Vice President, Strategic Planning and Business Development: Karen K. Garza

        Karen R. Garza served as Senior Vice President, Strategic Planning and Business Development until October 1, 2007. Ms. Garza's employment agreement provided for a base salary of $175,000 per year and eligibility for an annual performance-based bonus. Following execution of her employment agreement in March, 2003, Ms. Garza was granted options to purchase 100,000 shares of Common Stock of the Company, which options vested 25% on the first anniversary of her employment date and in 36 equal monthly installments thereafter. The option was not granted under the 1996 Plan but is subject to the same terms and conditions as are set forth in the standard form stock option agreement currently in use under the 1996 Plan (including such terms and conditions as are incorporated therein from the 1996 Plan itself). Ms. Garza's employment agreement also provided for additional perquisites, such as an automobile allowance, matching contributions under a voluntary savings plan and other compensation as reported in the table captioned "Summary Compensation Table" above. Ms. Garza's employment agreement provided for the severance benefits described in the table below under the caption "Potential Payments Upon Termination or Change in Control." Subsequent to execution of

Ms. Garza's employment agreement, the Company issued her additional stock options as described in the table above under the caption "Outstanding Equity Awards at Fiscal Year End 2007." Ms. Garza's employment with the Company terminated effective October 1, 2007. For a description of severance benefits provided to Ms. Garza, see "Potential Payments Upon Termination of Change of Control."

Former Vice President and Chief Technology Officer: Jose de la Torre-Bueno, Ph.D.

        Jose de la Torre-Bueno, Ph.D. served as Vice President and Chief Technology Officer until October 1, 2007. Dr. de la Torre-Bueno's employment agreement provided for a base salary of $181,500 per year, eligibility for an annual performance-based bonus and eligibility to receive grants of stock options. Dr. de la Torre-Bueno's employment agreement also provided for additional perquisites, such as an automobile allowance, matching contributions under a voluntary savings plan and other compensation as reported in the table captioned "Summary Compensation Table" above. On April 11, 2006, the Board of Directors authorized a stock option grant to Dr. de la Torre-Bueno of 60,000 options with an exercise price equal to the fair value of the Company's common stock on the date of grant, and Dr. de la Torre-Bueno agreed to the cancellation of 178,388 options (with exercise prices ranging from $3.32 to $23.19). Subsequent to execution of Dr. de la Torre-Bueno's employment agreement, the Company issued him additional stock options as described in the table above under the caption "Outstanding Equity Awards at Fiscal Year End 2007." Dr. de la Torre-Bueno's employment with the Company terminated effective October 1, 2007. For a description of severance benefits provided to Dr. de la Torre-Bueno, see "Potential Payments Upon Termination of Change of Control."

Potential Payments Upon Termination or Change in Control

        Messrs. Andrews, Agnello and Daly, and Dr. Pellini (effective, in the case of Dr. Pellini, April 24, 2008, the date Dr. Pellini entered into an employment agreement with the Company) each have, and Ms. Garza and Dr. de la Torre-Bueno each had, an agreement with the Company which provides certain benefits upon termination without cause, for good reason in connection with a change of control, or upon death or disability. Under these agreements, the following definitions apply:

Cause	-->	violation of any of the Company's written policies; appropriation of a business opportunity of the Company; misappropriation of any Company funds or property; or conviction of a felony or any other crime with respect to which imprisonment is a possible punishment
Good Reason	-->
a material diminution, without executive's consent, in the nature or status of the executive's position, title, responsibilities, or duties; a reduction in base salary; or the relocation of the Company's principal office by more than 30 miles
Change of Control	-->
a change of control generally occurs when: (a) an entity, person, or group (other than Safeguard Scientifics, Inc.) becomes the beneficial owner of securities having 50% or more of the combined voting power of the Company's securities; or (b) the Company is subject to any merger, consolidation, or sale of all or substantially all of the Company's assets or a comparable transaction as a result of which all or substantially all of the Company's assets are acquired by another entity (except Safeguard Scientifics, Inc. and/or any of its affiliates)

Chief Executive Officer and Vice Chairman: Ronald A. Andrews

        Mr. Andrews' employment agreement provides that in the event his employment is terminated (i) by the Company without cause, (ii) by him with good reason within 12 months of a Change of Control, or (iii) as a result of his death or disability, he will be entitled to:

  •
  payment of 12 months' base salary;

  •
  exercise any options which have become exercisable on or before the termination date until the earlier of the first anniversary of the date of termination or the expiration date of the option; and

  •
  continued coverage under the Company's medical and health plans in accordance with COBRA rules and regulations (which generally provide for an 18 month period upon termination of employment), provided that coverage will end if he obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits.

        These severance benefits are contingent upon the execution and delivery of a general release and Mr. Andrews' observance of certain non-competition and non-solicitation covenants. However, these non-competition and non-solicitation provisions may not be enforceable. In the event of termination of Mr. Andrews' employment for any reason, he will be entitled to receive all accrued, unpaid salary to the date of termination and a pro rata portion of his bonus for the year of termination.

        In addition, any remaining unvested options granted to Mr. Andrews as part of his initial stock option grant in connection with the commencement of his employment will not vest upon the occurrence of a Change of Control.

Senior Vice President and Chief Financial Officer: James V. Agnello

        Mr. Agnello's employment agreement provides that in the event his employment is terminated (i) by the Company without cause, (ii) by him with good reason within 12 months of a Change of Control, or (iii) as a result of his death or disability, he will be entitled to:

  •
  payment of 12 months' base salary (based on the base salary in effect at the time of termination);

  •
  exercise any options which have become exercisable on or before the termination date until the earlier of the first anniversary of the date of termination or the expiration date of the option; and

  •
  continued coverage under the Company's medical and health plans in accordance with COBRA rules and regulations (which generally provide for an 18 month period upon termination of employment), provided that coverage will end if he obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits.

        These severance benefits are contingent upon the execution and delivery of a general release and Mr. Agnello's observance of certain non-competition and non-solicitation covenants. However, these non-competition and non-solicitation provisions may not be enforceable. In the event of termination of Mr. Agnello's employment for any reason, he will be entitled to receive all accrued, unpaid salary to the date of termination and a pro rata portion of his bonus for the year of termination.

        In addition, any remaining unvested options granted to Mr. Agnello as part of his initial stock option grant in connection with the commencement of his employment will not vest upon the occurrence of a Change of Control.

President and Chief Operating Officer: Dr. Michael J. Pellini, M.D.

        Dr. Pellini's employment agreement provides that in the event his employment is terminated (i) by the Company without cause, (ii) by him with good reason within 12 months of a Change of Control, or (iii) as a result of his death or disability (any of the foregoing, a "Severance Termination"), he will be entitled to:

  •
  payment of 12 months' base salary (based on the base salary in effect at the time of termination);

  •
  exercise any options which have become exercisable on or before the termination date and until the earlier of the first anniversary of the date of termination or the expiration date of the option; and

  •
  continued coverage under the Company's medical and health plans in accordance with COBRA rules and regulations (which generally provide for an 18 month period upon termination of employment), provided that coverage will end if he obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits.

        Dr. Pellini's employment agreement also provides that all unvested stock options will vest in the event of a Change of Control. In addition, in the event that Dr. Pellini remains employed by the Company through April 24, 2009 or experiences a Severance Termination prior to April 24, 2009 and, in either case, within one year following the date of termination, either (i) a Change of Control occurs or (ii) the Company enters into a definitive agreement pursuant to which, if consummated, a Change of Control would occur and no later than eighteen months following the date of termination a Change of Control occurs, all unvested options held by Dr. Pellini shall become fully vested and exercisable immediately prior to the occurrence of any such Change of Control. Dr. Pellini's employment agreement also provides that, if his employment is terminated without cause (i) prior to April 1, 2009, the Company will continue to pay his monthly $8,000 housing allowance (grossed up to the extent of taxes payable by Dr. Pellini with respect thereto) until July 1, 2009, or (ii) after April 1, 2009, the Company will continue to pay such monthly housing allowance until the earlier of three months after termination or August 31, 2009, in each case to the extent of his actual housing expenses in California that he is not able to mitigate. These severance benefits are contingent upon the execution and delivery of a general release and Dr. Pellini's observance of certain non-solicitation covenants. However, these non-solicitation provisions may not be enforceable. In the event of termination of Dr. Pellini's employment for any reason, he will be entitled to receive all accrued, unpaid salary to the date of termination and a pro rata portion of his bonus for the year of termination.

Senior Vice President of Commercial Operations: David J. Daly

        Mr. Daly's employment agreement provides that in the event his employment is terminated (i) by the Company without cause, (ii) by him with good reason within 12 months of a Change of Control, or (iii) as a result of his death or disability, he will be entitled to:

  •
  payment of 6 months' base salary (based on the base salary in effect at the time of termination);

  •
  exercise any options which have become exercisable on or before the termination date until the earlier of the first anniversary of the date of termination of the expiration date of the option; and

  •
  continued coverage under the Company's medical and health plans in accordance with COBRA rules and regulations (which generally provide for an 18 month period upon termination of employment), provided that (i) for 3 months, Mr. Daly will only pay the amount paid by him during his employment and the Company will subsidize the remaining costs, and (ii) coverage will end if he obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits.

Former Senior Vice President, Strategic Planning and Business Development: Karen K. Garza

        Prior to her termination of employment effective October 1, 2007, Ms. Garza's employment agreement provided that in the event her employment was terminated by the Company without cause, she would be entitled to:

  •
  payment of six months' base salary in effect at the time of termination;

  •
  exercise any options which have become exercisable on or before the termination date until the earlier of six months from the date of termination or the expiration date of the option; and

  •
  continued coverage under the Company's medical and health plans in accordance with COBRA rules and regulations (which generally provide for an 18 month period upon termination of employment), provided that coverage will end if she obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits.

        In the event of termination of Ms. Garza's employment for any reason, she was also entitled to receive all accrued, unpaid salary to the date of termination and, when bonuses for the year of termination were paid generally to other employees of the Company, a pro rata portion of her bonus for the year of termination.

        In connection with Ms. Garza's termination of employment effective October 1, 2007, the Company and Ms. Garza entered into a Separation Agreement, dated as of October 1, 2007, pursuant to which Ms. Garza is entitled to the severance benefits payable upon termination without cause as described above. In addition, in recognition for her service to the Company, Ms. Garza is entitled to (i) continued vesting of outstanding options held by her for a period of six months following termination, and (ii) exercise any options which have become exercisable on or before the termination date until the earlier of August 15, 2008 (which is nine months from the date of termination, as opposed to six months, which was the term in Ms. Garza's employment agreement) or the expiration date of the option. These severance benefits supersede the severance benefits from Ms. Garza's employment agreement with the Company, and were contingent upon the non-revocation of a general release and Ms. Garza's continued compliance with certain non-competition and non-solicitation covenants. However, these non-competition and non-solicitation provisions may not be enforceable.

        Subsequent to her termination of employment with the Company, Ms. Garza and the Company entered into a consulting agreement pursuant to which Ms. Garza agreed to be available upon reasonable request to provide advisory services regarding laboratory, development of in-licensing diagnostic tests and strategic business development. During 2007, no such consulting services were provided.

Former Vice President and Chief Technology Officer: Jose de la Torre-Bueno, Ph.D.

        Prior to his termination of employment effective October 1, 2007, Dr. de la Torre-Bueno's employment agreement provided that in the event his employment was terminated by the Company without cause or by him for good reason, he would be entitled to:

  •
  payment of one year of base salary in effect at the time of termination;

  •
  payment of a pro-rated portion of his bonus for the year of termination;

  •
  acceleration of the vesting of 50% of the stock options held by him;

  •
  continued health insurance benefits for one year, subject to certain limitations.

        In the event Dr. de la Torre-Bueno's employment was terminated by the Company without cause or by him for good reason within 12 months of or in anticipation of a change in control, he was also entitled to acceleration of the vesting of all outstanding options held by him, subject to certain conditions.

        In connection with Dr. de la Torre-Bueno's termination of employment effective October 1, 2007, the Company and Dr. de la Torre-Bueno entered into a Separation Agreement, dated as of October 1, 2007, pursuant to which Dr. de la Torre-Bueno is entitled to the severance benefits payable upon termination without cause as described above. In addition, in recognition for his service to the Company, Dr. de la Torre-Bueno also is entitled to (i) continued vesting of outstanding options held by him for a period of six months following termination, and (ii) exercise any options which have become exercisable on or before the termination date until the earlier of one year from the date of termination or the expiration of the option. These severance benefits supersede the severance benefits from Dr. de la Torre-Bueno's employment agreement with the Company, and were contingent upon the non-revocation of a general release and Dr. de la Torre-Bueno's continued compliance with certain non-competition and non-solicitation covenants. However, these non-competition and non-solicitation provisions may not be enforceable. By verbal agreement with the Company, Dr. de la Torre-Bueno continues to provide certain consulting services to the Company related to patents and intellectual property.

        The following table shows the potential incremental payments and benefits which the Named Executive Officers would be entitled to receive upon termination of employment under their respective agreements. The amounts shown in the table are based on an assumed termination as of December 31, 2007, exclude payments and benefits that are provided on a non-discriminatory basis to our employees generally upon termination of employment, and represent estimates of the incremental amounts that would be paid to each executive upon his termination based on 2007 base salary, 2007 target incentive awards and our current premium costs for their medical and welfare benefits. The actual amounts to be paid would depend on the time and circumstances of an executive's separation from the Company.

Potential Payments Upon Termination or Change of Control

	Salary and Bonus ($)	Medical and Welfare Benefits ($)	Acceleration of Equity Awards ($)(1)	Total Termination Benefits ($)
Ronald A. Andrews(2)
Termination without cause(6)	551,250	—	—	551,250
Change of control	—	—	239,432	239,432
Change of control termination, without cause or for good reason	551,250	—	239,432	790,682
James V. Agnello(2)
Termination without cause(6)	397,500	—	—	397,500
Change of control	—	—	280,313	280,313
Change of control termination, without cause or for good reason	397,500	—	280,313	677,813
Michael J. Pellini, M.D.(3)
Termination without cause(6)	—	—	—	—
Change of control	—	—	—	—
Change of control termination, without cause or for good reason	—	—	—	—
David J. Daly(4)
Termination without cause(6)	285,000	—	—	285,000
Change of control	—	—	54,975	54,975
Change of control termination, without cause or for good reason	285,000	2,586	54,975	342,561
Karen Garza(5)
Termination without cause	183,750	—	—	183,750
Jose de la Torre-Bueno, Ph.D.(5)
Termination without cause	190,575	4,485	29,839	224,899

(1)
The value in this column was calculated based on the number of shares underlying stock options for which vesting would have been accelerated as of December 31, 2007, multiplied by the difference between our year-end closing price of $2.05 per share, as reported on the NASDAQ Capital Market, and the exercise price of stock options for which vesting would have been accelerated.

(2)
Salary and bonus represent 12 months' salary per contract terms and target bonus as calculated under the 2007 MIP which remained unpaid as of December 31, 2007.

(3)
As of December 31, 2007, Dr. Pellini provided services to the Company pursuant to the Services Agreement, which did not contain any severance or other payment obligations upon termination or change of control. In April 2008, Dr. Pellini entered into the employment agreement directly with the Company which included the severance and change of control payment provisions described under the captions "Executive Compensation—Employment Contracts with Named Executive Officers" and "Potential Payments Upon Termination or Change in Control."

(4)
Salary and bonus represent 6 months' salary per contract terms and target bonus as calculated under the 2007 MIP which remained unpaid as of December 31, 2007.

(5)
Amounts shown are actual payments made upon termination of employment plus payments to be paid pursuant to severance agreements effective October 1, 2007.

(6)
The potential payments for termination without cause are also triggered by termination of employment as a result of death or disability.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board currently is comprised of Messrs. Wampler (Chairman) and Waller, and Dr. Smith. There are no Compensation Committee interlocks between Clarient and other entities involving Clarient executive officers and Clarient Board members who serve as executive officers of such other entities.

Incorporation by Reference

        To the extent that this Proxy Statement is incorporated by reference into any other filing by Clarient under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Report of the Audit Committee of the Board of Directors" or "Compensation Committee Report" will not be deemed incorporated, unless specifically provided otherwise in such filing.

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions

        The Company currently has a $12.0 million revolving credit agreement with Comerica Bank, which was amended and restated in February 2008 (the "Comerica Facility"). Borrowings under the Comerica Facility totaled $9.0 million at December 31, 2007 and are being used for working capital purposes, and the remaining availability under the Comerica Facility was used to obtain a $3.0 million stand-by letter of credit for the landlord of the Company's leased facility in Aliso Viejo, California. The Comerica Facility matures on February 26, 2009, and, as of December 31, 2007, the Company had no additional availability under the Comerica Facility. Safeguard guarantees borrowings under the Comerica Facility in exchange for an annual fee of 0.5% of the amount guaranteed and an amount equal to 4.5% per annum of the daily-weighted average principal balance outstanding ($12.0 million as of December 31, 2007, inclusive of the above-referenced letter of credit). Additionally, under the Comerica Facility we are required to pay Safeguard a quarterly usage fee of 0.875% of the amount by which the daily average principal balance outstanding under the Comerica Facility exceeds $5.5 million. The Company also issued warrants to Safeguard in March 2007 as consideration for their guarantee as follows: (1) warrants to purchase 50,000 shares of common stock for an exercise price of $2.00 per share (for Safeguard's guarantee of $8.5 million), (2) warrants to purchase 100,000 shares for an exercise price of $0.01 (as a commitment fee for Safeguard's guarantee of the $3.5 million increase in the line), and (3) warrants to purchase 166,667 shares for an exercise price of $1.64 (as a maintenance fee for Safeguard's guarantee of the $3.5 million increase in the line). The Safeguard guarantee was also extended along with the renewal of Comerica Facility in February 2008 under the same terms as the 2007 extension. No additional warrants were issued as part of the 2008 extended guarantee.

        On March 7, 2007, the Company obtained a subordinated revolving credit line (the "Initial Mezzanine Facility") from Safeguard. The Initial Mezzanine Facility originally provided the Company up to $12.0 million in working capital funding, but was reduced by $6.0 million as a result of the sale of the Company's instrument business, consisting of certain tangible assets, inventory, intellectual property (including the Company's patent portfolio and the ACIS and ChromaVision trademarks), contracts and other assets used in the operation of the instrument systems business to Carl Zeiss MicroImaging, Inc., an international leader in the optical and opto-electronics industries. Borrowings under the Initial Mezzanine Facility bore interest at an annual rate of 12%. In connection with the Initial Mezzanine Facility, the Company issued to Safeguard: (1) warrants to purchase 125,000 shares of our common stock with an exercise price of $0.01 per share, expiring March 7, 2011; (2) warrants to purchase 62,500 shares of common stock with an exercise price of $1.39 per share (reflecting a 15% discount to the trailing 10-day average closing price of our common stock prior to March 7, 2007), expiring March 7, 2011; and (3) four-year warrants to purchase an aggregate of 93,750 shares of common stock for an exercise price of $0.01 per share in connection with borrowings that the Company made thereunder.

        On March 14, 2008, the Company entered into a new revolving line of credit (the "New Mezzanine Facility") with Safeguard to renew and expand the Initial Mezzanine Facility. The New Mezzanine Facility, which has a stated maturity date of April 15, 2009, provides the Company access to up to $21.0 million in working capital funding. Borrowings under the New Mezzanine Facility will bear interest at an annual rate of 12%. As of March 17, 2008, the Company had outstanding indebtedness of approximately $12.4 million under the New Mezzanine Facility. Proceeds from the New Mezzanine Facility were used to refinance indebtedness under the Initial Mezzanine Facility, for working capital purposes and to repay in full and terminate a Loan and Security Agreement, dated September 29, 2006, between the Company and General Electric Capital Corporation, and certain related equipment lease obligations. In connection with the New Mezzanine Facility, the Company issued to Safeguard five-year warrants to purchase 1,643,750 shares of common stock with an exercise price of $0.01 per share, which included warrants to purchase 93,750 shares which were the subject of amounts that had not been drawn under the Initial Mezzanine Facility. In addition, under the New Mezzanine Facility, the Company will be required to issue to Safeguard an additional five-year warrant to purchase 550,000 shares of common stock with an exercise price of $0.01 per share on May 1, 2008, if a new secured credit facility has not been completed prior to such date, and up to an aggregate of an additional 1,650,000 warrants will be issuable to Safeguard in three separate tranches if the aggregate size of the of the New Mezzanine Facility has not been reduced to $6.0 million on or prior to dates specified therein.

        Pursuant to a Services Agreement entered into on October 1, 2007 between the Company, Dr. Michael Pellini and Safeguard, the Company's majority stockholder, the Company appointed Dr. Pellini as its Chief Operating Officer and Safeguard made Dr. Pellini's services available to the Company. While providing these services to the Company, Dr. Pellini remained employed by Safeguard and was not an employee of the Company. In exchange for Safeguard making the services of Dr. Pellini available to the Company, the Company reimbursed Safeguard for the following expenses incurred by Safeguard during Dr. Pellini's tenure with the Company under this services agreement (with retroactive effect to September 4, 2007, which was the date Dr. Pellini began providing consulting services to the Company): (i) Dr. Pellini's base salary at an annualized rate of $250,000 (subject to increase commensurate with salary increases applicable to Clarient executives generally); (ii) the lesser of (A) the annual bonus to which Dr. Pellini would have become entitled as an employee of the Company, and (B) the annual bonus actually paid to Dr. Pellini by Safeguard (pro-rated for any partial calendar year); and (iii) certain other expenses associated with Dr. Pellini's employment by Safeguard and his provision of services to the Company in California. The Services Agreement was to continue through June 30, 2008, but has been superseded by the employment agreement between the Company and Dr. Pellini, entered into on April 24, 2008.

        Due to its beneficial ownership of a majority of the Company's shares of outstanding common stock, Safeguard has the power to elect all of the directors of the Company, although Safeguard has contractually agreed that a majority of the board of directors will consist of individuals not specifically designated by Safeguard. The Company has also given Safeguard contractual rights enabling it to exercise significant control over the Company.

Policies and Procedures for Reviewing Related Party Transactions

        We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Statement on Corporate Governance, our Board reviews on an annual basis the relationships that each director or member of such director's immediate family has with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered independent directors, subject to additional qualifications prescribed under the listing standards of the NASDAQ Capital Market or under applicable law.

        In addition, our Code of Conduct requires all employees to avoid situations that involve a conflict of interest between an employee's personal interests and the interests of the Company, and it requires that each employee obtain prior express approval from the Company before serving as a consultant to, or a director, trustee, officer or employee of, a company or organization that competes or does business with the Company.

        Our Board of Directors has also established a policy (which is not a written policy) that all transactions between the Company and Safeguard Scientifics or its affiliates must be approved by a committee of the Board consisting solely of independent directors. Each of the transactions described above between the Company and Safeguard Scientifics and/or affiliates thereof was approved by a committee of the Board consisting solely of independent directors.

ANNEX A

AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CLARIENT, INC.

        Clarient, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

        1.     That at a meeting of the board of directors of the Company (the "Board") held on April 14, 2008, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Company. The resolution setting forth the amendment is as follows:

NOW THEREFORE, BE IT RESOLVED, that the first sentence of Article 4 of the Company's Certificate of Incorporation be amended to read as follows:

          4.     The aggregate number of shares that the corporation shall have authority to issue is One Hundred Fifty Eight Million (158,000,000) shares, of which One Hundred Fifty Million (150,000,000) shares are of one class and are designated as Common Stock and the par value of each share is One Cent ($.01); and Eight Million (8,000,000) shares are of one class and are designated as Preferred Stock and the par value of each share is One Cent ($.01).

        2.     That thereafter, pursuant to the resolution of the Board, the proposed amendment was approved by the stockholders of the Company at the Company's 2008 Annual Meeting of Stockholders held on June 18, 2008.

        3.     That the foregoing amendment has been duly adopted by the Company's board of directors and stockholders in accordance with the applicable provisions of Sections 228 and 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Clarient, Inc. has caused this Certificate of Amendment to be executed by James V. Agnello, its Senior Vice President and Chief Financial Officer and duly authorized officer, as of this      th day of                        , 2008.

CLARIENT, INC.

By:
James V. Agnello
Senior Vice President and Chief Financial Officer

A-1

31 Columbia
Aliso Viejo, CA 92656

Phone:	(949) 425-5700
Toll-Free:	(888) 443-3310
Fax:	(949) 425-5701

www.clarientinc.com
2008 ANNUAL MEETING OF STOCKHOLDERS

When:	8:30 a.m. (local Pacific time) on Wednesday, June 18, 2008
Where:	Clarient, Inc. 31 Columbia Aliso Viejo, CA 92656

Driving Directions

Traveling South from Los Angeles, Long Beach or Orange County

Take Interstate 5 Freeway South, exit at Alicia Parkway.
Turn right on Alicia Parkway.
Turn right on Moulton Parkway.
Turn left on Laguna Hills Drive
Turn right on Columbia.

Traveling North from San Diego County

Take Interstate 5 Freeway North, exit at Alicia Parkway.
Turn left on Alicia Parkway.
Turn right on Moulton Parkway.
Turn left on Laguna Hills Drive
Turn right on Columbia.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please mark, sign and date this proxy and indicate how you wish to vote on the back of this card. Please return this card promptly in the enclosed envelope. Your vote is important.

        When you sign and return this proxy card, you

  •
  appoint Ronald A. Andrews or James V. Agnello (or any substitute he may appoint), as proxy to vote your shares, as you have instructed, at the annual meeting on June 18, 2008, including any adjournments or postponements of that meeting;

  •
  authorize the proxy to vote, in his discretion, upon any other business properly presented at the meeting; and

  •
  revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXY WILL VOTE "FOR" ALL NOMINEES TO THE BOARD OF DIRECTORS, "FOR" APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK, "FOR" RATIFICATION OF KPMG LLP AS CLARIENT'S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008 AND AS HE MAY DETERMINE, IN HIS DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

31 Columbia
Aliso Viejo, CA 92656
Phone: (949) 425-5700
Toll-Free: (888) 443-3310
Fax: (949) 425-5865

The Board of Directors recommends a vote FOR each of the proposals listed below.	Please Mark Here for Address Change or Comments	☐
		FOR all nominees listed (except as marked to the contrary)	WITHHELD AUTHORITY to vote for all nominees listed
Proposal 1.	To elect nine directors to serve until the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified.	☐	☐
Nominees
01 James A. Datin	05 Frank P. Slattery, Jr.
02 Ronald A. Andrews	06 Jon R. Wampler
03 Peter J. Boni	07 Dennis M. Smith, Jr., M.D.
04 Gregory D. Waller	08 Michael J. Pellini, M.D.
09 Brian J. Sisko.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHILE VOTING FOR THE REMAINDER, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

		FOR	AGAINST	ABSTAIN
Proposal 2.	To approve an amendment to Clarient's Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 150,000,000	☐	☐	☐
		FOR	AGAINST	ABSTAIN
Proposal 3.	To ratify the appointment of KPMG LLP as Clarient's independent registered public accounting firm for the fiscal year ending December 31, 2008	☐	☐	☐

As of the date hereof, the undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature	Signature	Date

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD.

If shares are jointly owned, you must both sign. Include your full title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/clrt		1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS OF CLARIENT, INC. QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSAL
PROPOSALS PROPOSAL ONE: ELECTION OF DIRECTORS (Item 1 on Proxy Card)
Nominees for Director
ELECTION OF DIRECTORS—ADDITIONAL INFORMATION
BOARD COMMITTEES
BOARD COMPENSATION
Fiscal Year 2007 Director Compensation
PROPOSAL TWO: APPROVAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK (Item 2 on Proxy Card)
PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF KPMG LLP (Item 3 on Proxy Card)
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
2007 MIP Individual Non-Financial Objectives
EXECUTIVE COMPENSATION
Fiscal Year 2007 & 2006 Summary Compensation Table
Fiscal Year 2007 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year End 2007
Potential Payments Upon Termination or Change of Control
TRANSACTIONS WITH RELATED PERSONS
ANNEX A AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF CLARIENT, INC.